UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	March 17, 2015

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) will be held at the offices of its subsidiary Transatlantic Reinsurance Holdings, Inc., One Liberty Plaza, 17th Floor, New York, New York, on Friday, April 24, 2015 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2018.

2.	To consider and take action upon a proposal to approve Alleghany’s 2015 Directors’ Stock Plan.

3.	To consider and take action upon a proposal to approve Alleghany’s 2015 Management Incentive Plan.

4.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2015.

5.	To hold an advisory, non-binding vote on executive compensation.

6.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 2, 2015 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2015 Annual Meeting and any adjournments or postponements of this meeting.

You are cordially invited to attend the 2015 Annual Meeting. Representation of your shares at the meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by using the Internet, telephone or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2015 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2015 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary
Alleghany Corporation 7 Times Square Tower New York, New York 10036

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2015 Annual Meeting of Stockholders to be Held on April 24, 2015: Proxy materials relating to the 2015 Annual Meeting of Stockholders (notice of meeting, proxy statement, proxy and 2014 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.edocumentview.com/YAL to view and obtain the proxy materials online.

Pension Benefits	63
Payments upon Termination of Employment	65
STOCKHOLDER NOMINATIONS AND PROPOSALS	67
ADDITIONAL INFORMATION	68
EXHIBIT A – 2015 DIRECTORS’ STOCK PLAN	A-1
EXHIBIT B – 2015 MANAGEMENT INCENTIVE PLAN	B-1

PROXY STATEMENT

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” the “Company,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock, par value $1.00 per share, or the “common stock,” entitled to vote at our 2015 Annual Meeting of Stockholders, or the “2015 Annual Meeting,” and at any and all adjournments or postponements thereof, for the purposes referred to herein and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 17, 2015.

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2015 ANNUAL MEETING

Q:	Who is entitled to vote at the 2015 Annual Meeting?

A:	Alleghany has one class of voting stock outstanding: its common stock. If you were a holder of common stock at the close of business on March 2, 2015, the record date for the 2015 Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 2, 2015, there were 16,006,914 shares of common stock outstanding and entitled to vote. Each share of common stock has one vote.

Q:	How can I vote my shares?

A:	You can vote your shares in two ways: either by proxy or in person at the 2015 Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the Internet, telephone or, if you received a printed copy of your proxy materials, mail. Each of these procedures is more fully explained below. Even if you plan to attend the 2015 Annual Meeting in person, the Board recommends that you vote promptly by proxy to ensure that your shares are represented at the 2015 Annual Meeting.

Q:	How can I vote my shares by proxy?

A:	Because many stockholders cannot attend the 2015 Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy using the Internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In the case of voting your proxy using the Internet or telephone, the deadline for voting is 1:00 a.m. (Eastern Daylight Time) on Friday, April 24, 2015. If your shares are held in the name of a bank, broker or other holder of record, please see the voting instructions provided by such party.

Vote by Internet	To vote your shares via the Internet, go to the voting website, www.envisionreports.com/YAL. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the internet, you may incur costs such as Internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the Internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or Puerto Rico, you can vote your shares by telephone by calling the toll-free number provided on the voting website www.envisionreports.com/YAL and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline.

If you properly sign and return your proxy card or submit your proxy using the Internet or telephone, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations: “FOR” each of the Board’s nominees for director; “FOR” the adoption of the 2015 Directors’ Stock Plan; “FOR” the adoption of the 2015 Management Incentive Plan; “FOR” the ratification of the selection of the independent registered public accounting; and “FOR” the advisory resolution on executive compensation.

Q:	How can I vote my shares in person?

A:	If you wish to vote at the 2015 Annual Meeting, written ballots will be available at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that holder of record to be able to vote at the meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the 2015 Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote in person at the meeting unless you wish to change your vote.

Q:	Are there any rules regarding admission to the 2015 Annual Meeting?

A:	Each stockholder and guest will need to present valid government-issued identification, such as a driver’s license or passport, to building security at One Liberty Plaza, the location of the 2015 Annual Meeting, before being admitted to the building. The meeting will begin promptly at 10:00 a.m. (Eastern Daylight Time) and you should leave yourself time for building security procedures.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the 2015 Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the Internet or by telephone or deliver a valid written proxy with a later date than the previous proxy; (2) notify the Secretary of Alleghany in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) vote in person by written ballot at the 2015 Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must contact that holder of record to revoke a previously authorized proxy.

Q:	How many shares must be present to conduct the 2015 Annual Meeting?

A:	A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2015 Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the 2015 Annual Meeting.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of those shares, but not the record holder. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. Under the rules of the New York Stock Exchange, or the “NYSE,” unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except with respect to the ratification of the selection of the independent registered public accounting firm (Proposal 4). For your vote on any other matter to be counted, you will need to provide voting instructions to your broker before the date of the 2015 Annual Meeting using the instructions provided by your broker.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are counted as present to determine whether there is a quorum for the 2015 Annual Meeting, but are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q:	What vote is required to pass each of the proposals at the 2015 Annual Meeting?

A:	Proposal 1: Election of Directors. Each of the four nominees for director who receives at least a majority of the votes cast with respect to the election of such nominee will be elected. Abstentions and broker non-votes will have no effect on the results of this vote. In accordance with the majority voting standard in Alleghany’s By-Laws and the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” as a condition of his or her nomination, each nominee is required to tender to the Board at the time of nomination an irrevocable resignation, effective if such nominee does not receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation and make a recommendation to the Board as to whether it should accept the resignation.

Proposal 2: Adoption of the 2015 Directors’ Stock Plan. The affirmative vote of a majority of the votes cast on this proposal is required to adopt the 2015 Directors’ Stock Plan. Abstentions will have the effect of votes against this proposal. Broker non-votes will have no effect on the results of this vote.

Proposal 3: Adoption of the 2015 Management Incentive Plan. The affirmative vote of a majority of the votes cast on this proposal is required to adopt the 2015 Management Incentive Plan. Abstentions will have the effect of votes against this proposal. Broker non-votes will have no effect on the results of this vote.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the results of this vote.

Proposal 5: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast on this proposal is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote. Although this proposal is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about Alleghany’s executive compensation program.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote as follows on each proposal:

Voting Matter	Board’s Recommendation
Proposal 1: Election of Directors	FOR each director nominee
Proposal 2: Adoption of the 2015 Directors’ Stock Plan	FOR
Proposal 3: Adoption of the 2015 Management Incentive Plan	FOR
Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm	FOR
Proposal 5: Advisory Vote on Executive Compensation	FOR

Q:	What happens if a nominee for director does not stand for election?

A:	If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for a substitute nominee in place of the nominee who does not stand. We have no reason to expect that any of the nominees will not stand for election.

Q:	What happens if additional matters are presented at the 2015 Annual Meeting?

A:	If any matters other than the five items of business described in this proxy statement are properly presented for consideration at the 2015 Annual Meeting, persons named on the voting website and your proxy card will have discretion to vote for you on those matters. At the time this proxy statement was printed, we knew of no other matters to be raised at the 2015 Annual Meeting.

Q:	Who nominates the directors?

A:	John G. Foos, William K. Lavin, Phillip M. Martineau and Raymond L.M. Wong have been nominated by the Board for election as directors at the 2015 Annual Meeting. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates, as described under “Director Nominations and Qualifications” on page 8. Additionally, stockholders may nominate individuals for election as directors in accordance with the requirements set forth in Alleghany’s By-Laws and described under “Stockholder Nominations and Proposals” on page 67.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies by mail, courier, telephone, facsimile and e-mail. We expect to pay a fee of approximately $9,000 to Georgeson Shareholder Communications Inc. plus expenses for these services.

Q:	What is householding? Does Alleghany use it?

A:	In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If, in the future, you wish to receive a separate annual report to stockholders and proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York 10036, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

Q:	Where can I find more information about Alleghany?

A:	Alleghany’s website address is www.alleghany.com. Alleghany makes available, free of charge on its website, the documents it files with the U.S. Securities and Exchange Commission, or the “SEC.” Also available on Alleghany’s website are its Financial Personnel Code of Ethics, Employee Code of Business Conduct and Ethics, Director Code of Business Conduct and Ethics, Corporate Governance Guidelines, and the charters for the Audit, Compensation and Nominating and Governance Committees. The information contained on Alleghany’s website is not included as a part of, or incorporated by reference into, this proxy statement.

CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee and Nominating and Governance Committee. Additional information regarding these committees is set out on pages 6 through 8.

The Board currently consists of eleven directors. Mr. Rex D. Adams, who has served as a director of Alleghany since 1999, is retiring from the Board effective at the 2015 Annual Meeting in accordance with Alleghany’s director retirement policy as described on page 8. As a result, if all of the nominees for director are elected, the size of the Board will be reduced effective at the 2015 Annual Meeting from eleven to ten directors.

The Board held eight meetings in 2014. Each director who served as a director of Alleghany any time during 2014 attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served that were held in 2014. Executive sessions for independent directors are held at each regularly scheduled Board meeting. The Chairman of the Board, or the “Chairman,” who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Two directors attended the 2014 Annual Meeting of Stockholders.

Director Independence

Pursuant to the NYSE’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Stephen P. Bradley, Karen Brenner, Ian H. Chippendale, John G. Foos, Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will (who retired from the Board effective at the 2014 Annual Meeting held on April 25, 2014) and Raymond L.M. Wong have no material relationship with Alleghany (either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany) other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany. As a result, ten of Alleghany’s current eleven directors are independent directors. All of the director nominees, Messrs. Foos, Lavin, Martineau and Wong, are independent. Assuming that all of Messrs. Foos, Lavin, Martineau and Wong are elected at the 2015 Annual Meeting, the size of the Board will be reduced effective at such meeting as a result of Mr. Adams’ retirement from eleven to ten directors, and nine of Alleghany’s ten directors will be independent directors.

Board Leadership

Currently, the position of Chairman and the position of President and chief executive officer are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines, the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the composition of the Board and management, the Corporate Governance Guidelines and the tenure of a majority of the Board members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its committees. In addition, Alleghany management has several committees that it uses to monitor and manage risk at Alleghany and its subsidiaries, including an Enterprise Risk Management Committee, Reinsurance Security Committee and Ethics and Legal

Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to the committees of the Board on management’s activities and risk tolerances. Each year, at the Board’s January meeting, the Board receives a formal report on enterprise risk management from Alleghany’s chief risk officer and, at the same meeting, considers Alleghany’s three-year financial estimates and the evaluation of the President and chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance. Each year, at the Audit Committee’s June meeting, it receives a formal report on enterprise risk management from Alleghany’s chief risk officer and a formal report on legal compliance from Alleghany’s chief compliance officer, which are also copied to the Board, and the chief risk officer and chief compliance officer subsequently report thereon to the Board. The Board receives updates on material developments with respect to risk management and legal compliance matters at its other regularly scheduled meetings. The Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether Alleghany’s risk management and incentive objectives are being met with respect to group-wide employee incentives. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Committee Membership

Audit Committee	Compensation Committee	Nominating and Governance Committee
Rex D. Adams	Ian H. Chippendale*	Rex D. Adams*
Stephen P. Bradley	Thomas S. Johnson	Stephen P. Bradley
Karen Brenner	William K. Lavin	Karen Brenner
John G. Foos	Phillip M. Martineau	John G. Foos
William K. Lavin*	Raymond L.M. Wong	Thomas S. Johnson
Raymond L.M. Wong		Phillip M. Martineau

*	Committee Chair

The Board has determined that each committee member is independent as defined in the NYSE’s listing standards with respect to membership on each committee on which he or she serves. The Board also has determined that each member of the Audit Committee has the qualifications set forth in the NYSE’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC.

Committee Responsibilities and 2014 Meetings

Each of the committee’s listed below operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. The number of meetings held by each Committee during 2014 and the primary functions of each Committee are as follows:

Board Committee/ Number of Meetings Held in 2014	Responsibilities
Audit Committee Seven meetings held in 2014

•  Directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm.

•  Directly responsible for the evaluation of such firm’s qualifications, performance and independence.

Board Committee/ Number of Meetings Held in 2014	Responsibilities

•  Reviews and makes reports and recommendations to the Board with respect to the following matters:

•  the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation, or “MD&A,” and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K filed with the SEC and whether to recommend this inclusion;

•  the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including MD&A, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;

•  Alleghany’s policies with respect to risk assessment and risk management;

•  the adequacy and effectiveness of Alleghany’s internal control over financial reporting and disclosure controls and procedures;

•  the compensation, activities and performance of Alleghany’s internal auditor; and

•  the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

Compensation Committee Six meetings held in 2014

•  Administers Alleghany’s executive compensation program, including Alleghany’s 2007 Long-Term Incentive Plan, or the “2007 LTIP,” 2012 Long-Term Incentive Plan, or the “2012 LTIP,” and 2010 Management Incentive Plan, or the “2010 MIP.”

•  Reviews and approves the financial goals and objectives relevant to the compensation of the chief executive officer; evaluates the chief executive officer’s performance in light of such goals and objectives; and determines the chief executive officer’s compensation based on such evaluation.

•  Reviews the annual recommendations of the chief executive officer concerning:

•  the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•  the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee or board of directors (as applicable) for each such operating subsidiary.

•  Reports on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate.

•  Reviews the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board.

Board Committee/ Number of Meetings Held in 2014	Responsibilities
Nominating and Governance Committee Five meetings held in 2014

•  Identifies and screens director candidates, consistent with criteria approved by the Board.

•  Makes recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board.

•  Develops and recommends to the Board a set of corporate governance principles applicable to Alleghany.

•  Oversees the evaluation of the Board, individual directors and Alleghany’s management.

Directors Nominations and Qualifications

The Nominating and Governance Committee identifies and recommends candidates for election to the Board, consistent with criteria approved by the Board. The Board has not approved any specific criteria that must be met by each director nominee nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. As a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the independent directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the independent directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Codes of Ethics

Alleghany has adopted an Employee Code of Business Conduct and Ethics for all employees of Alleghany and its subsidiaries, a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer and all other officers in its Finance Department, a Director Code of Business Conduct and Ethics for members of the Board, and the Corporate Governance Guidelines. A copy of each of these documents is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to its codes of ethics and any waivers from the provisions of its codes of ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions), as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board at the time of nomination, an irrevocable resignation effective if such nominee fails to receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether it should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation, including the NYSE’s listing standards and federal securities laws.

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

Hedging and Pledging Policies

Alleghany maintains a policy on insider trading and compliance that prohibits directors from directly or indirectly purchasing or using financial instruments designed to hedge or offset any decrease in the market value of Alleghany securities that they own. In addition, under such policy, directors are prohibited from pledging Alleghany securities as collateral.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	any director or officer of Alleghany; or

•

any immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer.

A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of March 2, 2015, was the beneficial owner of more than five percent of the outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
BlackRock, Inc.	1,221,973	—	1,221,973	(2)	7.6
55 East 52nd Street New York, NY 10022
Artisan Partners Limited Partnership	—	990,527	990,527	(3)	6.2
875 E. Wisconsin Avenue Suite 800 Milwaukee, WI 53202
The Vanguard Group	924,482	13,601	938,083	(4)	5.8
100 Vanguard Boulevard Malvern, PA 19355

(1)	As of March 2, 2015, there were 16,006,914 shares of common stock outstanding.

(2)	According to an amendment dated January 12, 2015 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,110,181 shares of common stock and sole dispositive power over 1,221,973 shares of common stock.

(3)	According to an amendment dated January 30, 2015 to a Schedule 13G statement filed jointly by Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc., the general partner of Artisan Holdings (“APAM”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”) and Artisan Partners Funds, Inc. (“Artisan Funds” and, together with Artisan Partners, Artisan Holdings, APAM and Artisan Investments, the “Artisan Parties”), the Artisan Parties share voting and dispositive power over 946,352 shares of common stock and share dispositive power over an additional 44,175 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares and, to the knowledge of the Artisan Parties, none of such persons has an economic interest in more than five percent of the common stock.

(4)	According to a Schedule 13G statement dated February 9, 2015 filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole voting power over 15,301 shares of common stock, sole dispositive power over 924,482 shares of common stock and shared dispositive power over 13,601 shares of common stock.

EXECUTIVE OFFICERS

The name, age, current position, date elected and prior business experience of each of Alleghany’s executive officers, or the “Named Executive Officers,” is as follows:

Name	Age	Current Position (date elected)	Prior Business Experience
Weston M. Hicks	58	President and chief executive officer (since December 2004)	Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon	56	Executive Vice President (since March 2012)

Consultant to Alleghany

(September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

Christopher K. Dalrymple	47	Senior Vice President (since January 2012) — General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (December 2004 to January 2012) — Associate General Counsel, Alleghany (March 2002 to July 2009) and Assistant Secretary, Alleghany (March 2002 to January 2011).

Roger B. Gorham	52	Senior Vice President — Head of Fixed Income and Treasurer (since May 2013)

Senior Vice President — Finance

and Investments and chief financial officer, Alleghany (January 2006 to May 2013); Senior Vice President — Finance and chief financial officer, Alleghany (May 2005 to January 2006); Senior Vice President — Finance, Alleghany (December 2004 to May 2005).

John L. Sennott, Jr.	49	Senior Vice President (since April 2013) and chief financial officer (since May 2013)	Consultant (April 2012 to April 2013); Executive Vice President and Chief Corporate Strategy Officer (January 2010 to April 2012) and Chief Operating Officer (October 2008 to January 2010), Allied World Assurance Company Holdings, AG, a property and casualty (re)insurer.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 2, 2015, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 52 and all nominees, directors and executive officers as a group.

		Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Rex D. Adams	7,411	—	7,411	(1)	*
Stephen P. Bradley	1,407	—	1,407	(1)	*
Joseph P. Brandon	12,123	9,955	22,078	(2)	*
Karen Brenner	3,672	—	3,672	(1)	*
Ian H. Chippendale	1,407	—	1,407	(1)	*
Christopher K. Dalrymple	35	2,965	3,000	(3)	*
John G. Foos	1,407	648	2,055	(1)(4)	*
Roger B. Gorham	7,150	—	7,150		*
Weston M. Hicks	46,751	18,919	65,670	(5)	*
Thomas S. Johnson	9,865	—	9,865	(1)	*
Jefferson W. Kirby	91,874	396,859	488,733	(1)(6)	3.05
William K. Lavin	6,530	—	6,530	(1)	*
Phillip M. Martineau	3,781	—	3,781	(1)	*
John L. Sennott, Jr.	2,269	—	2,269		*
Raymond L.M. Wong	7,862	1,500	9,362	(1)(7)	*
All nominees, directors and executive officers as a group (15 persons)	203,544	430,846	634,390		3.95	(8)

*	represents less than 1.0%

(1)	Includes 4,217 shares of common stock in the case of Messrs. Adams, Johnson and Lavin, 3,654 shares of common stock in the case of Mr. Kirby and Mr. Wong, 1,510 shares of common stock in the case of Ms. Brenner and Mr. Martineau and 500 shares of common stock in the case of Messrs. Bradley, Chippendale and Foos, issuable under stock options granted pursuant to the Amended and Restated 2010 Directors’ Stock Plan (the “2010 Directors’ Plan”) and the 2005 Directors’ Stock Plan (the “2005 Directors’ Plan”).

(2)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Brandon. Includes 9,925 shares of common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power. Includes 30 shares of common stock held by Mr. Brandon’s children, over which Mr. Brandon shares investment power, and for which he disclaims beneficial ownership.

(3)	Includes 2,965 shares of common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.

(4)	Includes 648 shares of common stock held jointly with Mr. Foos’ spouse, over which Mr. Foos shares voting and investment power.

(5)	Includes 18,919 shares of common stock held by trusts over which Mr. Hicks has voting and investment control.

(6)

Includes 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and shares voting and investment power as to such shares; 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary and over which Mr. Kirby has sole voting and investment power; and 237,015 shares held by the Fred M. Kirby II Residuary Trust. Mr. Kirby is co-trustee of the Fred M. Kirby II Residuary

Trust and shares voting and investment power as to such shares. Also includes 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power, 728 shares held by Mr. Kirby’s children, over which Mr. Kirby shares voting and investment power, and 23 shares were held by a limited liability company with Mr. Kirby exercising sole voting and investment power in respect of such shares.

(7)	Includes 600 shares of common stock owned by Mr. Wong’s children, over which Mr. Wong shares voting and investment power, and 900 shares of common stock held by a trust of which Mr. Wong shares voting and investment power.

(8)	Based on the number of shares of outstanding common stock as of March 2, 2015, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2014 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” during 2014. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2014. Weston M. Hicks filed a Form 4 on July 1, 2014 reporting a transaction that occurred on March 31, 2014. John L. Sennott, Jr., Christopher K. Dalrymple and Jerry G. Borrelli each filed a Form 4 on February 27, 2014 reporting a transaction that occurred on January 15, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2014, relating to Alleghany’s equity compensation plans under which its equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	183,035	(2)	$300.06	(3)	527,189	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	183,035		$300.06		527,189

(1)	These equity compensation plans consist of: (i) the 2005 Directors’ Plan; (ii) the 2010 Directors’ Plan; (iii) the 2007 LTIP and (iv) the 2012 LTIP. The 2005 Directors’ Plan expired on December 31, 2009.

(2)	This amount includes: (i)15,117 outstanding stock options issued to directors under the 2005 Directors’ Plan; (ii) 12,570 outstanding stock options issued to directors under the 2010 Directors’ Plan; (iii) 1,852 outstanding restricted stock units issued to directors under the 2005 Directors’ Plan; (iv) 7,023 outstanding restricted stock units issued to directors under the 2010 Directors’ Plan; (v) 57,771 outstanding performance shares issued under the 2007 LTIP assuming payouts at maximum; (vi) 76,195 outstanding performance shares issued under the 2012 LTIP assuming payouts at maximum; (vii) 6,191 outstanding restricted stock units awarded under the 2012 LTIP and (viii) 6,316 outstanding restricted stock units awarded under the 2012 LTIP as a matching grant (the “Matching Grant Restricted Stock Units”). Restricted stock units granted to directors pursuant to the 2005 Directors’ Plan and 2010 Directors’ Plan (the “Director Restricted Stock Units”) are paid out in common stock, with one share of common stock being paid for each Director Restricted Stock Unit. Matching Grant Restricted Stock Units are paid out in cash and/or common stock, at the discretion of the Compensation Committee, with one share of common stock or, if payment is made in cash, the market value of one share of common stock on the payment date, being paid for each Matching Grant Restricted Stock Unit. Performance shares outstanding under the 2007 LTIP and 2012 LTIP are paid, at the end of a four-year award period, in a maximum amount equal to one and one-half shares of common stock for each performance share, depending upon the level of performance achieved. Payments in respect of performance shares are made based upon the market value of common stock on the payment date. Recipients of performance shares are permitted to elect to receive payment for performance shares in cash and/or common stock, subject to certain limitations. Since there is no exercise price for restricted stock units or for performance shares, they are not taken into account in calculating the weighted-average exercise price in column (b).

(3)	The weighted-average exercise price is based upon the weighted-average exercise price of the outstanding director stock options issued under the 2005 Directors’ Plan and the 2010 Directors’ Plan.

(4)	This amount does not include: (i) 577,026 shares of common stock that remained available for issuance under the 2002 Long-Term Incentive Plan upon its termination on December 31, 2006; (ii) 188,227 shares of common stock that remained available for issuance under the 2007 LTIP upon its termination on April 27, 2012; or (iii) 27,485 shares of common stock that remained available for issuance under the 2005 Directors’ Plan upon its expiration on December 31, 2009, since no further awards of common stock may be made under any such plan.

PROPOSAL 1. ELECTION OF DIRECTORS

Nominees for Election

John G. Foos, William K. Lavin, Phillip M. Martineau and Raymond L.M. Wong have been nominated by the Board for election as directors at the 2015 Annual Meeting, each to serve for a term of three years, until the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Foos, Lavin, Martineau and Wong were last elected by stockholders at the 2012 Annual Meeting of Stockholders held on April 27, 2012.

Information about Voting

Proxies received from Alleghany stockholders of record will be voted for the election of the four nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see page 3) do not count as votes cast “for” or “against” the nominee’s election, but will be counted as present at the meeting for quorum purposes.

Director Qualifications

The following information includes for each of the nominees named for election as director at the 2015 Annual Meeting, and each of the other directors of Alleghany:

•	age,

•	year first elected as a director of Alleghany,

•	principal occupation and/or other business experience for the past five years,

•	other public company directorships during the past five years and

•	experience, qualifications, attributes and skills.

In addition to the information regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and for adherence to high ethical standards. Alleghany also believes that each of the nominees, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election

John G. Foos Age 65 Director since 2012 Member of the Audit Committee Member of the Nominating and Governance Committee

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina, a South Carolina-owned and operated health insurance carrier, and the HAI Group Companies, a provider of niche insurance programs and services for the public and affordable housing community. Mr. Foos served as a director and Chairman of the Board of Directors of Plan Investment Fund during the past five years and was a director of Transatlantic Holdings, Inc. prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the Board also include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP and his financial literacy.

William K. Lavin Age 70 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc., a specialty foods company.

Mr. Lavin’s qualifications to serve on the Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies and his financial literacy.

Phillip M. Martineau Age 67 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee

Mr. Martineau was Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, from June 2005 until his retirement in May 2014. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation, or “High Voltage,” a designer and manufacturer of power control systems, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005.

Mr. Martineau’s qualifications to serve on the Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience as a director on the boards of directors of other companies.

Raymond L.M. Wong Age 62 Director since 2006 Member of the Audit Committee Member of the Compensation Committee

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of American Power Group Corporation, an energy technology company.

Mr. Wong’s qualifications to serve on the Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Other Alleghany Directors
Rex D. Adams Age 75 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee Retiring effective at the 2015 Annual Meeting

Mr. Adams has been a director and Chairman of the Board of Directors of Invesco Ltd., an investment management company, since April 2006, and a director of Invesco Ltd. since 2001. In addition, Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 2004.

Mr. Adams’ qualifications to serve on the Alleghany Board also include his business experience, including over 30 years as an executive of Mobil Corporation, his experience as a director on the boards of directors of other companies, particularly companies in the investment management industry, his financial literacy, his experience as the Dean and as a professor at the Fuqua School of Business at Duke University, and his experience in matters of corporate governance.

Stephen P. Bradley Age 73 Director since 2012 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2016

Mr. Bradley is currently the William Ziegler Professor of Business Administration Emeritus at the Harvard Business School where he has been a professor since 1968. In addition, Mr. Bradley currently serves as a director of CRICO/Risk Management Foundation, a medical professional liability carrier. Mr. Bradley was a director of Transatlantic Holdings, Inc. prior to March 6, 2012 and also previously served as a director of CIENA Corp. and i2 Technologies, Inc.

Mr. Bradley’s qualifications to serve on the Board also include his academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a consultant and as a director of public companies.

Karen Brenner Age 59 Director since 2009 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2016

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business and corporate transformation and leadership. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Board also include her years of business experience as Chairman/Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Ian H. Chippendale Age 66 Director since 2012 Chairman of the Compensation Committee Term expires in 2017

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale has served as a director of HomeServe plc, an insurance company, since January 2007 and was a director of Transatlantic Holdings, Inc. prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 58 Director since 2004 Term expires in 2017

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Corporation, an investment management and research company.

Mr. Hicks’ qualifications to serve on the Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past ten years, and his experience as an analyst of property and casualty insurance companies.

Thomas S. Johnson Age 74 Director since 1997 and for 1992-1993 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2016

Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corporation and its subsidiary GreenPoint Bank from 1993 until his retirement on December 31, 2004. Mr. Johnson currently serves as a director of the Lower Manhattan Development Corporation and the Institute of International Education. Mr. Johnson served as a director of The Phoenix Companies, Inc., R.R. Donnelly & Sons Company and the Federal Home Loan Mortgage Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the Board also include his over 30 years of experience as a financial services industry executive, particularly as Chairman and Chief Executive Officer of GreenPoint Financial Corporation, his experience as a member of the boards of directors of other companies and his financial literacy.

Jefferson W. Kirby Age 53 Director since 2006 Term expires in 2017

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp from 2008 until May 2013.

Mr. Kirby’s qualifications to serve on the Board also include his over 25 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager.

Compensation of Directors

The information under this heading relates to the compensation during 2014 of those non-employee directors who served on the Board at any time during 2014. Employee directors are not separately compensated for their service on the Board.

2014 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Rex D. Adams	$102,000	$129,899	$231,899
Stephen P. Bradley	89,500	129,899	219,399
Karen Brenner	97,000	129,899	226,899
Ian H. Chippendale	87,500	129,899	217,399
John G. Foos	93,500	129,899	223,399
Thomas S. Johnson	92,000	129,899	221,899
Jefferson W. Kirby	140,000	129,899	269,899
William K. Lavin	115,000	129,899	244,899
Phillip M. Martineau	92,000	129,899	221,899
James F. Will(2)	11,000	—	11,000
Raymond L.M. Wong	100,000	129,899	229,899

(1)	Represents the grant date fair value of the award of 321 shares of restricted common stock or 321 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2010 Directors’ Plan on April 28, 2014, and computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2014, each director held either 321 shares of unvested restricted common stock or 321 unvested restricted stock units.

(2)	Mr. Will retired as a director in April 2014 and did not receive any awards of restricted stock or restricted stock units during 2014.

Fees Earned or Paid in Cash

Following is information regarding fees earned and paid in cash to directors for service on the Board and its Committees:

Board	• Each independent director other than the Chairman receives an annual retainer of $75,000. • The Chairman receives an annual retainer of $140,000.
Audit Committee	• The Chairman receives an annual fee of $30,000. • Each other member receives an annual fee of $15,000.
Compensation Committee	• The Chairman receives an annual fee of $15,000. • Each other member receives an annual fee of $10,000.
Nominating and Governance Committee	• The Chairman receives an annual fee of $12,000. • Each other member receives an annual fee of $7,000.

Stock Awards

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following an annual meeting of stockholders, each individual who was elected, re-elected or continues to serve as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $130,000 divided by the average of the closing sales prices of the common stock on the

30 days preceding the grant date as reported by the NYSE. Such shares of restricted common stock or restricted stock units, as the case may be, are subject to potential forfeiture until the first annual meeting of stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant.

On April 28, 2014, each eligible director received either 321 shares of restricted common stock or 321 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 2. APPROVAL OF THE 2015 DIRECTORS’ STOCK PLAN

The 2010 Directors’ Plan, which provides for the annual grant to each non-employee director of Alleghany of either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $130,000 divided by the average of the closing sales prices of the common stock on the 30 days preceding the grant date as reported by the NYSE, will expire on April 23, 2015. The Board believes it to be in the best interests of Alleghany and its stockholders to replace the 2010 Directors’ Plan with the 2015 Directors’ Stock Plan, or the “2015 Directors’ Plan,” which is substantially similar to the 2010 Directors’ Plan, in order to continue to attract and retain independent directors and to encourage them to increase and maintain their stock ownership in Alleghany consistent with the common stock ownership guidelines in order to promote long-term stockholder value. Accordingly, the Board has adopted the 2015 Directors’ Plan, effective upon stockholder approval.

Description of the 2015 Directors’ Plan

Pursuant to the 2015 Directors’ Plan, each year as of the first business day following an annual meeting of stockholders, each individual who was elected, re-elected or continues to serve as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries will receive, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $130,000 (or such higher amount determined by the Board from time to time) divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Such shares of restricted common stock or restricted stock units, or the “Restricted Shares,” as the case may be, are subject to potential forfeiture until the first annual meeting of stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant. Non-employee individuals who are appointed to the Board between annual meetings of stockholders, or “Newly Appointed Directors,” will receive a pro-rated Restricted Share grant.

The 2015 Directors’ Plan will be administered by the Board. The Board has the authority, within the limits of the 2015 Directors’ Plan, to construe the 2015 Directors’ Plan, to determine all questions arising thereunder and to adopt and amend the rules and regulations for the administration of the 2015 Directors’ Plan as it may deem desirable. It is expected that the Compensation Committee will periodically review grant amounts and recommend any changes, as appropriate, to the Board. Following the 2015 Annual Meeting, Alleghany is expected to have nine non-employee directors who would be entitled to participate in the 2015 Directors’ Plan.

Shares of restricted common stock granted to a non-employee director pursuant to the 2015 Directors’ Plan shall be issued for no consideration, but shall be forfeited to Alleghany (without the payment of any consideration) if such non-employee director resigns from the Board prior to the first annual meeting of stockholders following the date of grant. In addition, shares of restricted common stock may not be sold, assigned, pledged or transferred to any person until the third anniversary of the date of grant (with certain minor exceptions for Newly Appointed Directors), provided that such transfer restrictions shall no longer apply upon (i) a non-employee director’s death prior to the first annual meeting of stockholders following the date of grant, (ii) a non-employee director’s ceasing to be a director for any reason after the first annual meeting of stockholders following the date of grant or (iii) a Change in Control (as defined in the 2015 Directors’ Plan).

In lieu of the issuance of shares of restricted common stock, a director may elect to receive restricted stock units, which are unfunded, bookkeeping units having a value equal to the value of shares of restricted common stock. In addition, restricted stock units are subject to the same terms and restrictions applicable to, shares of restricted common stock. At the time of payment, the then-current value of common stock multiplied by the number of whole restricted stock units (as adjusted for any dividends paid on the common stock) will be payable in the form of shares of common stock, and any fractional restricted stock unit shall be paid in cash. Non-employee directors are permitted to defer payment of restricted stock units to any time after the third anniversary of the date of grant until such non-employee director retires from the Board (with certain minor exceptions for Newly Appointed Directors).

A maximum of 60,000 shares of common stock may be issued to non-employee directors under the 2015 Directors’ Plan, subject to anti-dilution and other adjustments in certain events specified in the 2015 Directors’ Plan. Such shares of common stock may be original issue shares of common stock, treasury stock, shares of common stock purchased in the open market or otherwise. On March 2, 2015, the fair market value (as defined in the 2015 Directors’ Plan) of shares of common stock was $473.02 per share, or $28,381,200 in the aggregate for the 60,000 shares of common stock subject to the 2015 Directors’ Plan.

The Board, without the consent of any participant, may terminate or amend the 2015 Directors’ Plan at any time, including, without limitation, to increase or decrease the number of shares of common stock granted as Restricted Shares; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the 2015 Directors’ Plan, and provided further, that no such amendment, without the approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall increase the number of shares of common stock subject to the 2015 Directors’ Plan, extend the period during which awards may be granted or modify the requirements for eligibility to participate in the 2015 Directors’ Plan.

The 2015 Directors’ Plan will be effective upon stockholder approval thereof at the 2015 Annual Meeting. If the 2015 Directors’ Plan is approved, awards will be made, commencing in April 2015 and annually thereafter, on the first business day following an annual meeting of stockholders in accordance with the 2015 Directors’ Plan (and on the first business day following the appointment of a Newly Appointed Director). The 2015 Directors’ Plan will terminate immediately preceding the 2022 Annual Meeting of Stockholders, unless sooner terminated by the Board in accordance with the terms of the 2015 Directors’ Plan. No awards may be granted under the 2015 Directors’ Plan after such termination, but such termination shall not affect the validity of any award granted prior to any such termination.

A copy of the 2015 Directors’ Plan is set forth in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2015 Directors’ Plan, and is qualified by reference to the full text of the 2015 Directors’ Plan.

Federal Income Tax Consequences

The following description is a summary of the federal income tax treatment of awards under the 2015 Directors’ Plan; because the applicable tax rules are quite technical, the description is general in nature and does not purport to be complete.

Unless a recipient of shares of restricted common stock makes the election described below, the recipient will not recognize any income on the date that the shares of restricted common stock were received. Instead, the recipient generally will recognize ordinary income in an amount equal to the fair market value of the restricted common stock on the date that the forfeiture restriction with respect to such shares lapses, and Alleghany will be entitled to a deduction equal to the amount recognized by the recipient as ordinary income. The recipient’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock will be the fair market value of the common stock on the date that the forfeiture restriction with respect to such shares lapsed, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the recipient’s holding period for the shares of common stock.

If on or before December 31, a director elects to receive restricted stock units for the following year’s annual equity grant, such director will recognize ordinary income in an amount equal to the fair market value of common stock (restricted stock units pay out in the form of shares of common stock) at the time the restricted stock units are paid. Under the 2015 Directors’ Plan, a director is permitted to elect to defer payment of restricted stock units to any time after the third anniversary of the date of grant or until the date that such director retires from the Board (with certain minor exceptions for Newly Appointed Directors). If a director does not specify a payment date when he or she elects to receive restricted stock units, the payment date will be the third anniversary of the date of grant (with certain minor exceptions for Newly Appointed Directors). Restricted stock units are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the “Code,” which provides certain restrictions on the payment of deferred compensation and imposes penalties (e.g., a 20% penalty tax and interest penalty) on the recipient of the deferred compensation for failing to comply with such requirements.

A recipient may elect within 30 days after receipt of shares of restricted common stock to recognize ordinary income in an amount equal to the fair market value of such shares as of the date of receipt (and Alleghany will receive a corresponding deduction). In that case, the recipient will not recognize any income upon the vesting of such restricted common stock, the recipient’s basis in the shares of restricted common stock will be the fair market value of the shares of restricted common stock on the date that the shares were received, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the recipient’s holding period for the shares of common stock. However, if the shares of restricted common stock are subsequently forfeited, the recipient will not be entitled to any tax deduction.

New Plan Benefits

The following table sets forth the number of Restricted Shares that will be granted to our non-employee directors under the 2015 Directors’ Plan on the first business day following the 2015 Annual Meeting, assuming that the 2015 Directors’ Plan is approved by our stockholders at such meeting, that each of the four current non-employee nominees for election as directors (Messrs. Foos, Lavin, Martineau and Wong) are approved by our stockholders at such meeting and that each of our five continuing non-employee directors (Messrs. Bradley, Chippendale, Johnson and Kirby and Ms. Brenner) continue to serve as non-employee directors through the first business day following such meeting:

Name and Position	Number of Restricted Shares/Units		Dollar Value
Non-Employee Director Group(1)	—	(2)	$1,170,000	(3)

(1)	Consists of nine persons, including the four current non-employee nominees for election as directors (Messrs. Foos, Lavin, Martineau and Wong) and the five continuing non-employee directors (Messrs. Bradley, Chippendale, Johnson and Kirby and Ms. Brenner).

(2)	The number of shares of restricted common stock or restricted stock units will be the quotient determined by dividing $130,000 by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE.

(3)	Each non-employee director will receive a grant of shares of restricted common stock or, at his or her election, restricted stock units, having a value of $130,000 on the first business day following the 2015 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2015 DIRECTORS’ PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS WILL HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 3. APPROVAL OF THE 2015 MANAGEMENT INCENTIVE PLAN

The Board believes it to be in the best interests of Alleghany and its stockholders to adopt at this time a new management incentive plan, replacing the 2010 MIP, in order to continue to reward, attract and retain highly qualified officers upon whom, in large measure, the sustained progress, growth and profitability of Alleghany depends. Accordingly, the Board adopted the 2015 Management Incentive Plan, or the “2015 Management Plan,” subject to stockholder approval. The 2015 Management Plan will permit (i) incentive compensation bonus awards to be structured to qualify as “performance-based” compensation under Section 162(m) of the Code, or the “Qualifying Incentives,” and (ii) incentive compensation bonus awards not intended to satisfy the requirements of Section 162(m) of the Code, or the “Non-Qualifying Incentives.” In the event the 2015 Management Plan is not approved by stockholders of Alleghany, the Compensation Committee will consider the establishment of another annual or other incentive compensation plan.

Description of the 2015 Management Plan

The 2015 Management Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to select the officers (including officers who are directors) to participate in the 2015 Management Plan (after consideration of management’s recommendations), to establish the performance goals, to determine the amounts of incentive compensation bonus payable to any participant, and to determine whether such incentive compensation is intended to be a Qualifying Incentive or a Non-Qualifying Incentive.

Qualifying Incentives. Qualifying Incentives shall be payable to a participant as a result of the satisfaction of performance goals in respect of the calendar year or such other period, not to be less than six months, as is selected by the Compensation Committee, each a “Performance Period.” Prior to each Performance Period or at such later time as permitted under Section 162(m) of the Code, the Compensation Committee will establish a target or range of incentive compensation bonus opportunity for each participant based upon the attainment of one or more performance goals established by the Compensation Committee. The Compensation Committee may provide that a Qualifying Incentive shall be determined as an amount or percentage of a specified incentive pool based upon operating income, cash flow, earnings before income taxes, net income or other measures constituting a performance goal with such adjustments or exclusions as the Compensation Committee may determine; provided, however, that if payment of a Qualifying Incentive is based upon the attainment of one or more performance goals established by the Compensation Committee, the Compensation Committee may determine the amount of the incentive pool by reference to any measure, whether or not constituting a performance goal, as the Compensation Committee deems appropriate.

Performance goals may be based upon revenues; operating income; net operating income; cash flow; earnings before income taxes; net income; earnings per share; stockholders’ equity; return or net return on assets, net assets, investments, capital or equity; share price; share price appreciation; underwriting profits; gross or net premiums written; net premiums earned; compound growth in net loss and loss adjustment expense reserves; loss ratio or combined ratio of Alleghany’s insurance businesses, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets; business expansion goals; goals relating to acquisitions or divestitures; and productivity improvements, all whether applicable to Alleghany or any subsidiary or business unit or entity in which Alleghany has a significant investment, or any combination thereof as the Compensation Committee may deem appropriate. A performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of Alleghany or any subsidiary (or any business unit thereof) and/or the past or current performance of other companies or indexes, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, including without limitation, catastrophe losses, realized gains or losses on strategic investments, acquisitions and divestitures, currency fluctuations, discontinued operations, extraordinary items whether of income or expense, accounting and tax changes, and any unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets. The Compensation Committee may provide a threshold level of performance below which no incentive compensation bonus will be paid as well as a maximum level of performance above which no additional incentive compensation bonus will be paid. It also may provide for the payment of differing amounts for different levels of performance.

As soon as practicable at the end of each Performance Period but before any incentive compensation bonuses are paid to the participants under the 2015 Management Plan, the Compensation Committee will certify in writing whether the performance goal(s) were attained and the amount of the incentive compensation bonus payable to each participant based on the attainment of such specified performance goals. The Compensation Committee may determine to grant a participant an incentive compensation bonus equal to, but not in excess of, the amount specified in such written certification. The Compensation Committee also may reduce or eliminate the amount of any incentive compensation bonus of any participant at any time prior to payment thereof, based on such criteria as the Compensation Committee shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Compensation Committee. Under no circumstances, however, may the Compensation Committee increase the amount of the incentive compensation bonus otherwise payable to a participant beyond the amount originally established, waive the attainment of the performance goals established by the Compensation Committee or otherwise exercise its discretion so as to cause any incentive compensation bonus not to qualify as “performance-based compensation” under Section 162(m) of the Code. The timing of payments to the participants under the 2015 Management Plan is designed to exempt the 2015 Management Plan from Section 409A of the Code.

Non-Qualifying Incentives. A Non-Qualifying Incentive may be awarded by the Compensation Committee to any participant (including covered employees) at any time before, during or following the completion of any Performance Period and may, but need not, be conditioned upon the achievement of any performance goals established by the Compensation Committee. The Compensation Committee may increase, decrease or eliminate the amount of any Non-Qualifying Incentive awarded to any participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain or achieve, any performance goals or specified personal goals established by the Compensation Committee or management, and the Compensation Committee may waive the attainment of or modify the terms of any performance or personal goals established by the Compensation Committee or management or otherwise exercise its discretion in any manner with respect to any Non-Qualifying Incentive. Non-Qualifying Incentives may be payable to a participant as a result of the satisfaction of performance goals in respect of a Performance Period or as a result of the achievement of an individual objective or result, as determined by the Compensation Committee in its sole discretion. The grant or payment of a Non-Qualifying Incentive may not be made contingent on the failure of a participant to earn any Qualifying Incentive.

Anti-Dilution and Adjustments. To the extent that a performance goal is based on common stock (such as increases in earnings per share or other similar measures), a performance goal may be subject to anti-dilution and other adjustments in certain events specified in the 2015 Management Incentive Plan.

Other Terms. The 2015 Management Plan does not limit the authority of Alleghany to establish any other annual or other incentive compensation plan or to pay cash bonuses or other additional incentive compensation to employees of Alleghany, including to participants in the 2015 Management Plan. The maximum Qualifying Incentives, individually or in the aggregate, that could be payable to any participant in a single calendar year will not exceed $5.0 million. Incentive compensation bonuses paid pursuant to the 2015 Management Plan will be paid in cash. The Board, without the consent of any participant, may amend or terminate the 2015 Management Plan at any time. However, no amendment with respect to, or affecting, Qualifying Incentives that would require the approval of the stockholders pursuant to Section 162(m) of the Code shall be effective without such approval.

A copy of the 2015 Management Plan is set forth in Exhibit B to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2015 Management Plan, and is qualified by reference to the full text of the 2015 Management Plan which is incorporated by reference herein.

New Plan Benefits

Any awards under the 2015 Management Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be granted to any individual during the term of the 2015 Management Plan or that would have been granted during 2014 had the

2015 Management Plan been in effect. For information regarding awards made in 2014 to our Named Executive Officers (as defined on page 12) pursuant to the 2010 MIP, which the 2015 Management Plan is intended to replace, see the Summary Compensation Table on page 52. For all current executive officers as a group, consisting only of the Named Executive Officers, the maximum aggregate amount of awards made under the 2010 MIP for 2014 was $5.5 million. For all employees, including all current officers who are not executive officers, as a group, the maximum aggregate amount of awards made under the 2010 MIP for 2014 was $6.8 million. Directors of Alleghany who are not officers of Alleghany are not eligible to receive awards under the 2010 MIP or under the 2015 Management Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2015 MANAGEMENT PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS WILL HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 4. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

The Audit Committee has selected Ernst & Young LLP, or “E&Y,” as Alleghany’s independent registered public accounting firm for fiscal 2015. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2015 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2014 and 2013 Fees

The following table summarizes the fees for professional audit services rendered by E&Y for the audit of Alleghany’s annual consolidated financial statements and fees E&Y incurred for other services rendered to Alleghany for 2014 and 2013.

	2014	2013
Audit Fees	$3,809,500	$3,508,500
Audit-Related Fees	167,000	25,000
Tax Fees	122,345	—
All Other Fees	—	—

Total	$4,098,845	$3,533,500

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees E&Y incurred for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include consents and procedures for registration statements and responses to regulatory requests. The amounts shown for “Tax Fees” are for services performed in conjunction with a foreign tax inspection for years 2011 and prior.

Pre-Approval Policies and Procedures

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated to him by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2014 and 2013 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

Audit Committee Report

The Audit Committee is currently composed of the six independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2014, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2014 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board. Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2014 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2014 and 2013 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2014 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

William K. Lavin

Rex D. Adams

Stephen P. Bradley

Karen Brenner

John G. Foos

Raymond L.M. Wong

Audit Committee of the Board of Directors

PROPOSAL 5. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2014 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 52, also referred to as our “Named Executive Officers.” For 2014, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Roger B. Gorham and John L. Sennott, Jr. were our Named Executive Officers.

Please read the Compensation Discussion and Analysis beginning on page 34 of this proxy statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 34 through 66 of this proxy statement, which provide detailed information on the compensation of our Named Executive Officers for 2014.

For a discussion of the results of past advisory votes on the compensation of our Named Executive Officers and the Compensation Committee’s response to such results, including its determination to restore the concept of target and maximum opportunities to 2015 annual incentive awards under the 2010 MIP, see “Advisory Vote on Executive Compensation” on pages 41 and 42.

The Compensation Committee and the Board believe that Alleghany’s 2014 executive compensation program was designed appropriately and ensured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2015 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2015 Annual Meeting of Stockholders.

Although this advisory vote, commonly referred to as “say on pay,” is not binding on Alleghany, the Compensation Committee or the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” beginning on page 34. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2014.

Ian H. Chippendale

Thomas S. Johnson

William K. Lavin

Phillip M. Martineau

Raymond L.M. Wong

Compensation Committee of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our corporate objective is to create stockholder value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Our executive compensation program is intended to provide competitive total compensation to our Named Executive Officers that is aligned with the interests of our stockholders in increasing our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

The foundation of our executive compensation program rests on the following principles that we believe align our program with the interests of our stockholders:

What We Do

Performance-Based Compensation Elements are Significant

•    In 2014, approximately 85% of Mr. Hicks’ direct compensation (salary, annual incentive compensation, long-term incentive compensation and savings benefit), and at least 50% of the direct compensation for each of our other Named Executive Officers other than Mr. Gorham (at approximately 40%) depended upon our financial performance.

•    All of Mr. Hicks’ long-term incentive compensation is directly tied to our financial performance and subject to forfeiture if threshold performance is not achieved.

Our Incentive Awards are “Capped”

•    Individual awards under our short and long-term incentive plans are “capped” at reasonable amounts and performance goals are set at realistic levels to eliminate the potential for unintended windfalls and to avoid encouraging the use of excessive financial leverage and taking of imprudent risks.

Robust Stock Ownership Guidelines

•    We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares and, for some of our Named Executive Officers, shares of restricted stock and restricted stock units, the value of which is tied to the market price of our common stock.

We can “Claw Back” Compensation	• We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.

What We Do

We Limit Perquisites to Insignificant Amounts

•    Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2014, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Independent Compensation Consultant	• The Compensation Committee retains an independent compensation consulting firm which provides no other services to Alleghany.
What We Don’t Do

No Stock Options	• We do not grant stock options.

No Accelerated Vesting of Performance Shares upon Termination or a Change-in-Control

•    Performance share and restricted stock awards under long-term incentive plans do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than on a pro-rated basis for performance shares based on Alleghany performance through date of termination in the event of a termination without cause.

•    Awards under our short and long-term incentive plans do not provide for accelerated vesting upon a change-in-control.

No Hedging or Pledging of Stock	• We have in place a policy applicable to our Named Executive Officers that prohibits them from hedging or pledging Alleghany securities they hold.

2014 Compensation Program Component Summary

The primary components of our 2014 compensation program for our Named Executive Officers are summarized below.

Annual Compensation Component	Key Features	Purpose	Dollar Amounts Involved
Salary	Fixed annual cash amount.	Provides a fixed amount of cash compensation upon which our Named Executive Officers can rely.	2014 salaries for our Named Executive Officers as a group totaled $3.6 million.

Annual Cash Incentives	The Compensation Committee establishes annual incentive award opportunities as a percentage of base salary for Named Executive Officers. The Compensation Committee determines individual results for	Provides pay-for-performance component for achievement of shorter-term objectives.	The maximum amount of annual incentive awards payable to our Named Executive Officers as a group for 2014 was approximately $5.5 million.

Annual Compensation Component	Key Features	Purpose	Dollar Amounts Involved

participants and payouts based on overall financial and operational performance of management.

Long-Term Equity -Based Incentives	Grant of performance shares having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each Named Executive Officer. Performance shares granted for the award period beginning on January 1, 2014 will be paid out on the basis of performance over the four-year award period ending December 31, 2017, based on the average annual compound growth in Alleghany’s book value per share.	Provides pay-for-performance component focused on achievement of longer-term objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks.	Performance share awards to our Named Executive Officers as a group in 2014 had a grant date fair value of approximately $7.8 million.

Grant of shares of restricted stock or restricted stock units to certain officers, having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each such officer. The value of such awards depends on the market price of our common stock and the awards cliff-vest four years from date of grant.

		Provides a retention element of total compensation.	Awards of restricted stock to certain of our Named Executive Officers had a grant date fair value of approximately $0.6 million in 2014.

	Total 2014 Salary, Annual Incentive and LTIP Award Amount		= $17.5 million

In addition to the salary, annual cash incentives and long-term equity-based incentives described above, our Named Executive Officers receive an annual savings benefit under Alleghany’s deferred compensation plan, the “Deferred Compensation Plan,” in an amount equal to 15% of base salary. Our Named Executive Officers who have completed five years of service with Alleghany or a subsidiary of Alleghany are eligible to receive a benefit (fifteen years of service is required in order to receive the full benefit) under a retirement plan. Effective December 31, 2013, the retirement plan was closed to new participants, and no additional benefits for existing participants have accrued after such date.

Alleghany Performance in 2014

A summary of some highlights of Alleghany’s results in 2014 follows:

•

Alleghany’s common stockholders’ equity per share at year-end 2014 was $465.51, an increase of 12.7% from common stockholders’ equity per share of $412.96 at year-end 2013. Strong underwriting results, primarily at wholly-owned subsidiaries Transatlantic Holdings, Inc., or “TransRe,” and RSUI Group, Inc., or “RSUI,” appreciation in Alleghany’s investment portfolio and accretive repurchases of common stock all contributed to double-digit growth in common stockholders’ equity per share.

•	Net earnings were $679.2 million in 2014, compared with $628.4 million in 2013, representing a 9.4% return on equity for both years.

•

TransRe and RSUI produced double-digit returns on equity. TransRe’s growth in stockholder’s equity (adjusted for capital contributions and dividends) was 14.4%, while RSUI’s growth in stockholder’s equity (adjusted for dividends) was 13.4%, which we believe are strong growth rates in a low inflation/deflationary environment.

•

Alleghany reported a consolidated underwriting profit in 2014 of $494.8 million, compared with $420.7 million in 2013, and a consolidated combined ratio of 88.8% in 2014, compared with 90.1% in 2013, reflecting excellent underwriting results at TransRe and RSUI.

•

Alleghany’s wholly-owned subsidiaries CapSpecialty, Inc., or “CapSpecialty,” and Pacific Compensation Corporation, or “PacificComp,” made significant progress in reducing underwriting losses, while improving their capabilities and competitive positioning.

•

Alleghany made progress in building its wholly-owned subsidiary Alleghany Capital Corporation’s portfolio of non-financial businesses, including Jazwares, LLC, Bourn & Koch, Inc., R.C. Tway Company, LLC, Stranded Oil Resources Corporation and ORX Exploration, Inc.

•

The above positives were partially outweighed by performance of Alleghany’s equity portfolio which returned 5.6% in 2014, reflecting weak returns on consumer discretionary, energy and industrial holdings that more than offset strong returns in technology and health care holdings.

Additional information regarding Alleghany’s 2014 results, including audited consolidated financial statements, as well as MD&A with respect to 2014 results, is contained in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2014, or the “Form 10-K,” which was filed with the SEC on February 24, 2015. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term. 2014 marked Mr. Hicks’ tenth year as Alleghany’s President and chief executive officer. Over that period, Alleghany’s common stockholders’ equity per share has compounded annually at approximately 9%, at the upper end of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share over the long term. This period included a major financial crisis, when a number of financial institutions suffered a permanent capital loss, as well as a number of significant natural catastrophes that challenged Alleghany’s insurance and reinsurance businesses.

The chart below summarizes Alleghany’s performance over the ten-year period from December 31, 2004 to December 31, 2014, with all values indexed to December 31, 2004. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 8.7%, compared with a compound annual rate of return of 7.7% for the Standard & Poor’s 500 Stock Index, or the “S&P 500,” and the price of Alleghany common stock (adjusted for stock dividends) appreciated at a 6.4% compound annual rate of return.

As indicated by the data presented in the table above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, the relatively steady increase in growth in common stockholders’ equity per share, as compared with the more volatile trading price of Alleghany’s common stock, supports Alleghany’s determination to focus its executive compensation incentive program on building stockholders’ equity over time. In terms of Alleghany’s overall performance over the past decade, the data presented in the table above indicates that Alleghany’s growth in common stockholders’ equity per share has exceeded the S&P 500 return in eight of the last ten years, and the increase in Alleghany’s stock price has exceeded the S&P 500 return in five of the last ten years.

During this same ten-year period, we believe that Mr. Hicks’ compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below.

10 Year Pay-TSR Alignment
($ in thousands)

Year	2004		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	5 Year CAGR 2009 - 2014 (%)	10 Year CAGR 2004 - 2014 (%)
CEO Total Compensation(1)	$10,676	(2)	$3,781	$4,566	$6,522	$6,435	$6,206	$5,636	$7,347	$7,332	$6,216	$10,543
Pension Value Increase/(Decrease)	$850		$850	$856	$1,160	$1,594	$1,066	$822	$1,922	$1,259	$(1,232)	$2,914
CEO Compensation Excluding Pension(3)	$9,826		$2,931	$3,710	$5,361	$4,840	$5,140	$4,814	$5,425	$6,072	$7,448	$7,629	8%	(2%)
Indexed TSR(4)	100		102	133	150	107	107	121	115	135	161	187	12%	6%
TSR vs. CEO Compensation (excluding pension) Increases / Decreases													4%	9%
Indexed BVPS Growth	100		104	120	138	131	144	159	168	186	202	228	10%	9%
BVPS vs. CEO Compensation (excluding pension) Increases / Decreases													1%	11%

(1)	Includes annual fluctuation in pension value. Calculated according to SEC rules except for 2013, which includes a negative amount for the change in value of Mr. Hicks’ pension benefit. SEC rules require that negative pension value changes are reflected as a “zero” for purposes of calculating total compensation contained in the Summary Compensation Table on page 52.

(2)	Includes a special, one-time award of 29,877 (adjusted for subsequent stock dividends) performance-based restricted shares of common stock to Mr. Hicks upon his election as chief executive officer of Alleghany. This award vested on December 31, 2012.

(3)	Excludes annual change in pension value. Change in actuarial present value of pension benefits is subject to many external variables, such as interest rates, that are not related to Alleghany performance. Therefore, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating compensation for comparative purposes, and believe that stockholders may find the detailed explanation of changes in actuarial pension value under “Change in Pension Value” on pages 56 and 57 to be useful for an understanding of change in pension benefit values.

(4)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock dividends.

Compensation Committee Process

Compensation Determination Timetable

General Setting of Salary and Incentive Awards

Salary adjustments for the coming year and new incentive awards are made annually by the Compensation Committee at a meeting in January, and the Compensation Committee determined 2014 salaries, 2014 annual incentive awards and 2014-2017 long-term incentive awards for all of the Named Executive Officers at its January 2014 meeting. That meeting commenced immediately following the January 2014 meeting of the Board, at which the Board reviewed and discussed:

•	an evaluation of preliminary 2013 financial results for Alleghany;

•	an evaluation of Mr. Hicks’ 2013 performance and priorities for 2014;

•	a report by Mr. Hicks on management succession and development throughout Alleghany;

•	the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer and

•	Alleghany’s projections and plan for 2014 through 2016.

Setting of Mr. Hicks’ 2014 Compensation

In determining Mr. Hicks’ 2014 compensation, the Compensation Committee at its January 2014 meeting reviewed Mr. Hicks’ 2013 performance and 2014 priorities, as described above, as well as all components of Mr. Hicks’ 2013 compensation, including annual salary, annual cash incentive compensation in respect of 2013, outstanding performance share awards, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s medical, long-term disability and other employee welfare plans and the freezing of Alleghany’s Retirement Plan at year-end 2013.

Payouts of Awards in Respect of 2014 Performance

The Compensation Committee generally determines the payout of awards for prior performance periods at a meeting in February, upon the completion of the year-end audit of prior year financial statements. With respect to 2014, the Compensation Committee determined payouts to the Named Executive Officers, including Mr. Hicks, of 2014 annual incentive awards and 2011-2014 long-term incentive awards at its February 2015 meeting. Payout determinations were based on Board and Compensation Committee discussions and determinations regarding Alleghany’s financial performance for 2014 and applicable award periods, an evaluation of Mr. Hicks’ 2014 performance, and the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers.

Compensation Committee Advisors and Services

The Compensation Committee has retained Frederic W. Cook & Co., Inc., or “FW Cook,” as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. Prior to its determination to retain FW Cook, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with the NYSE’s listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent.

The nature and scope of services that FW Cook provides to the Compensation Committee include the following: competitive market compensation analyses; assistance with the redesign of any compensation or benefit programs as necessary or requested; assistance with respect to analyzing the impact of regulatory and/or accounting developments on our compensation plans and programs; and preparation for and attendance at selected Compensation Committee meetings. FW Cook is also available to advise the Compensation Committee and management on various executive compensation matters involving our operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by FW Cook and fees to be paid by Alleghany to FW Cook.

In evaluating our executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data have been periodically developed by FW Cook from several different sources, including proxy statements. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Advisory Vote on Executive Compensation

Alleghany holds a stockholder advisory vote on executive compensation, commonly referred to as “say on pay,” every year. At our Annual Meeting of Stockholders in April 2014, approximately 84% of the votes cast were voted in favor of our “say on pay” proposal. However, the favorable percentage vote for our 2014 “say on pay” proposal was lower than the prior year when it was 99%. The Compensation Committee believes this decrease in favorable votes was due to criticism made by one of the major proxy advisory services of certain aspects of our executive compensation program and such proxy advisory service’s recommendation to vote against our 2014 “say on pay” proposal.

The Compensation Committee monitors the results of Alleghany’s “say on pay” proposal when evaluating the effectiveness of Alleghany’s compensation policies and disclosures, particularly in the event of a negative vote or significant change in the percentage of favorable votes with regard to such proposal. As a result of the lower favorable vote in 2014, the Chairman of the Board and Chairman of the Compensation Committee, as well as members of management, engaged in discussions with many of Alleghany’s largest stockholders (holding in the aggregate approximately 58% of Alleghany’s outstanding common stock) about Alleghany’s executive compensation program. The purpose of this outreach was to explain in more detail the Compensation Committee’s approach to compensation and rationale for its decisions, as well as hear any concerns from our stockholders in this regard. During these discussions, stockholders provided feedback on a variety of topics. With respect to compensation matters, stockholders noted that they were generally pleased with Alleghany’s financial performance, as well as the leadership of our Chairman and President and chief executive officer and other Alleghany management, and they were generally supportive of many aspects of our executive compensation program. However, some stockholders noted that they would like to better understand the structure of our annual incentive awards and would like to see more disclosure regarding the performance metrics and mechanics with respect to such awards made under the 2010 MIP.

In response to the above stockholder discussions, during the second half of 2014, the Compensation Committee reviewed the structure of annual incentive awards under the 2010 MIP and, in consultation with FW Cook, considered possible revisions. In this regard, the Compensation Committee discussed, among other things, the rationales underlying the various alternatives, the mechanics and process involved in either changing the form of compensation under the 2010 MIP or eliminating annual incentive awards, the benefits and costs of the various alternatives, alignment of the various alternatives with the best interests of Alleghany and its long-term stockholders, and the possibility and desirability of revising awards under the 2010 MIP so as to include threshold, target and maximum opportunities.

After deliberation, the Compensation Committee determined that it would restore the concept of target and maximum opportunities to 2015 annual incentive awards under the 2010 MIP. With respect to such 2015 annual incentive awards, target opportunities were reduced from 2014 target opportunities (as described on page 44), and as a percentage of salary and dollar amount are as follows:

	2015 Salary	Target Opportunity %	Target Opportunity $
Mr. Hicks	$1,000,000	170	$1,700,000
Mr. Brandon	800,000	135	1,080,000
Mr. Dalrymple	630,000	65	409,500
Mr. Gorham	600,000	30	180,000
Mr. Sennott	630,000	65	409,500

Total 2015 Target Annual Incentive Opportunities	$3,779,000

Maximum incentive opportunities for 2015 annual incentive awards are 150% of target awards and as a percentage of salary and dollar amount are as follows:

	2015 Salary	Maximum Opportunity %	Maximum Opportunity $
Mr. Hicks	$1,000,000	255	$2,550,000
Mr. Brandon	800,000	203	1,620,000
Mr. Dalrymple	630,000	98	614,250
Mr. Gorham	600,000	43	270,000
Mr. Sennott	630,000	98	614,250

Total 2015 Maximum Annual Incentive Opportunities			$5,668,500

Otherwise, the Committee determined that, as so revised, the existing structure was the most appropriate structure for annual incentive awards in light of Alleghany’s strategic objectives, the nature of Alleghany’s businesses, the overall alignment of management incentive compensation and stockholders’ interests and the current environment. As a result, for annual incentive awards made in January 2015 to the Named Executive Officers for 2015 performance, provisions for target and maximum opportunities were made but no other material changes were made.

The Compensation Committee believes that it has listened carefully to Alleghany’s stockholders regarding Alleghany’s executive compensation program. The Compensation Committee believes that Alleghany’s compensation practices result in an executive compensation program that best serves Alleghany and its long-term stockholders. The Compensation Committee intends to review the outcome of the 2015 “say on pay” proposal and future “say on pay” proposals on the compensation of our Named Executive Officers as one of the relevant factors in structuring Alleghany’s executive compensation program.

Components of 2014 Compensation

The principal components of compensation paid to our Named Executive Officers in respect of 2014 consisted of:

•	salaries;

•	annual cash incentive compensation under the 2010 MIP;

•	annual grants of long-term equity-based incentives under the 2012 LTIP and

•	an annual savings benefit equal to 15% of base salary.

The percentage that these components represent of each of our Named Executive Officer’s total direct compensation in 2014 is reflected below.

In addition, our Named Executive Officers receive a benefit, assuming the completion of five years of service with Alleghany or a subsidiary of Alleghany (fifteen years of service is required in order to receive the full benefit), under a retirement plan, although such benefit was frozen in 2013.

Set out below in more detail is a description and analysis of each of these components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with FW Cook, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. The following actions were taken with respect to 2014 salaries for our Named Executive Officers:

	2013 Salary	2014 Salary	Rationale

Mr. Hicks	$1,250,000	$1,000,000	Increase percentage of compensation tied to financial performance and deductibility under Section 162(m)

Mr. Brandon	1,000,000	800,000	Increase percentage of compensation tied to financial performance and internal comparability considerations with respect to CEO compensation

Mr. Dalrymple	550,000	600,000	Recognition of 2013 performance and internal comparability considerations with other Senior Vice Presidents

Mr. Gorham	600,000	600,000	No change due to sufficiently competitive level of pay and increase in January 2013

Mr. Sennott	550,000	600,000	Recognition of 2013 performance and internal comparability considerations with other Senior Vice Presidents

Annual Cash Incentive Compensation

We generally pay annual cash incentives to our Named Executive Officers under the 2010 MIP. These annual cash incentive awards are intended to provide a pay-for-performance element for the achievement of shorter-term objectives. In making awards under the 2010 MIP, the Compensation Committee recognizes that, given the nature of Alleghany’s business and long-term approach, how we achieve shorter-term objectives can be a subjective process, but believes this is mitigated by the fact that annual cash incentive awards under the 2010 MIP are subject to two meaningful limitations.

First, with respect to 2014 awards, no payout to any Named Executive Officer under the 2010 MIP could exceed the amount of his target annual incentive opportunity set at the beginning of 2014. Thus, for 2014, this resulted in a $2.5 million maximum award amount for Mr. Hicks and an aggregate maximum award amount of approximately $5.5 million for our Named Executive Officers as a group. Second, funding of the 2014 Incentive Pool Amount (as defined below) is limited by the level of earnings produced by management in 2014. To the extent the funding of the 2014 Incentive Pool Amount had been less than the aggregate maximum award amount of approximately $5.5 million for our Named Executive Officers as a group, a pro-rata reduction of individual award amounts would have occurred. To the extent that Alleghany had a loss for 2014, no payout would have been made under the 2010 MIP. In sum, payouts under the 2010 MIP for 2014 performance are the lesser of (i) the 2014 Incentive Pool Amount or (ii) the target opportunity for management (as may be reduced by the Compensation Committee for individual performance).

2014 Process

Target annual incentive awards in respect of performance for 2014 were made by the Compensation Committee on January 21, 2014. 2014 target annual incentive awards under the 2010 MIP were stated as a percentage of each Named Executive Officer’s base salary and were as follows:

	2014 Salary	Target Opportunity %	Target Opportunity $
Mr. Hicks	$1,000,000	250	$2,500,000
Mr. Brandon	800,000	200	1,600,000
Mr. Dalrymple	600,000	100	600,000
Mr. Gorham	600,000	40	240,000
Mr. Sennott	600,000	100	600,000

Total 2014 Annual Incentive Opportunities			$5,540,000

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officer levels on the accomplishment of Alleghany’s financial, strategic and operational objectives and competitive considerations.

Payout of 2014 awards was tied to the achievement of a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. The financial performance objective was set in January 2014, after evaluating projected earnings for 2014 and determining each Named Executive Officer’s appropriate target opportunity amount. With respect to individual performance objectives, in January 2014, each of our Named Executive Officers submitted individual objectives for the coming year, with Mr. Hicks submitting his to the Board and the other Named Executive Officers submitting their individual objectives to Mr. Hicks. These objectives are in addition to the core responsibilities of our Named Executive Officers. Status updates on the achievement of such individual objectives and performance of core responsibilities were given through the year by each Named Executive Officer, culminating in a final report made in advance of payout determinations made by the Board and Compensation Committee in February 2015.

In this regard, Mr. Hicks provided a self-evaluation to the Board of his performance against objectives during the year and Messrs. Brandon, Dalrymple, Gorham and Sennott provided Mr. Hicks with the same, which Mr. Hicks then reviewed with the Compensation Committee.

Financial Performance Objective

The 2014 financial performance goal established by the Compensation Committee for annual incentive awards to our Named Executive Officers was based on a funding approach, which was capped at an amount equal to 3% of 2014 earnings before income taxes, as reported in Alleghany’s audited financial statements, as adjusted, or the “2014 Incentive Pool Amount,” to:

•	exclude effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges);

•	exclude expenses incurred in connection with actual and potential acquisitions and

•

deduct from 2014 earnings a rolling four-year (2010-2013) average of catastrophe losses at RSUI, our principal insurance subsidiary, and TransRe, our principal reinsurance subsidiary, instead of actual 2014 catastrophe losses at RSUI and TransRe.

With respect to catastrophe losses, RSUI’s 2010-2013 catastrophe average was $88.7 million, or the “RSUI CAT Average,” compared with 2014 actual catastrophe losses of $44.4 million and TransRe’s 2010-2013 catastrophe average was $356.2 million, or the “TransRe CAT Average,” compared with 2014 actual catastrophe losses of $46.8 million. These differences mean that an additional $353.7 million of catastrophe losses were deducted from Alleghany’s pre-tax earnings in determining the funding for the 2014 Incentive Pool Amount than would have been deducted from Alleghany’s pre-tax earnings using actual 2014 catastrophe losses.

The use of the RSUI CAT Average and TransRe CAT Average rather than the actual amount of their respective 2014 catastrophe losses was based upon the Compensation Committee’s acknowledgement that RSUI and TransRe are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year. Using a four-year average recognizes that catastrophe losses are a cost of doing business and accounts for them in a manner consistent with Alleghany’s focus on long-term performance. In this regard, actual catastrophe losses, whether in excess of, or less than, actual catastrophe losses in a particular year, impact funding calculations for annual incentive pools during the four-year averaging period in which they are included. A year in which Alleghany experiences significant catastrophe losses will impact MIP annual incentive pool funding for the subsequent four years, holding management fully accountable for such catastrophe losses.

Individual Performance Objectives

In January 2014, Mr. Hicks provided the Board, and Messrs. Brandon, Dalrymple, Gorham and Sennott provided Mr. Hicks, with their objectives for 2014 that were in addition to performance of their core responsibilities. These core and 2014 objectives for our Named Executive Officers included the following:

	Core Responsibilities	2014 Objectives
Mr. Hicks

•    Building stockholder value over the long-term, reported and measured regularly

•    Consolidated 2014 financial results

•    Ultimate responsibility for reinsurance and insurance subsidiary underwriting performance

•    Improve the competitive positions of CapSpecialty and PacificComp

•    Work with TransRe on its strategic alternatives in the current reinsurance market cycle

•    Oversee the continued development of Alleghany’s in-house private and public equity subsidiaries

	Core Responsibilities	2014 Objectives
• Ultimate responsibility for equity and fixed income portfolio investment performance • Management development at parent and subsidiaries

Mr. Brandon

•    Primary operational oversight of Alleghany’s reinsurance and insurance subsidiaries

•    Ensure that each insurance subsidiary meets its 2014 business plan

•    Oversee the operations of TransRe from a parent-level and stockholder perspective as Chairman of TransRe’s Board of Directors

•    Assist the CEO with the strategic development of Alleghany and its insurance and reinsurance subsidiaries

•    Evaluate and implement, as applicable, TransRe third party capital initiatives

•    Work with TransRe to develop incremental profitable business opportunities

•    Monitor TransRe economic capital model

•    Work with PacificComp and CapSpecialty management teams on profitability initiatives

Mr. Dalrymple

•    Ultimate oversight for management of all legal issues at parent and subsidiaries, including transactional, litigation and regulatory

•    Oversight of corporate governance and secretarial functions

•    Ultimate legal oversight of SEC disclosure reports

•    Ultimate oversight of legal costs at parent and subsidiaries

•    Complete legal transition of in-house private equity and public equity divisions into subsidiaries

•    Work with CapSpecialty on legal aspects of new compensation plans and strategic initiatives

•    Work with TransRe legal on proposed strategic initiatives

•    Analyze opportunities for further efficiencies with respect to legal costs

Mr. Gorham	• Management of $16.0 billion fixed income portfolio • Chairman of TransRe, RSUI and PacificComp Board of Directors investment committees • Treasurer for Alleghany

•    Improve reporting from outside bond managers

•    Manage regulatory issues with respect to fixed income portfolio foreign exchange programs

•    Execute on allocation of fixed income to Ares Management LP

•    Set investment guidelines for new TransRe London Limited subsidiary

Mr. Sennott

•    Principal financial officer responsible for the fair and accurate presentation of the financial results

•    Oversight of Alleghany financial function and maintenance of control environment

•    Responsible for capital management and annual strategic planning efforts

•    Responsible for rating agency relationships and management

•    Update, improve and streamline internal financial analysis

•    Oversee risk management initiatives in 2014

•    Oversee improvements to Alleghany website

•    Complete and present overarching review and analysis of capital management initiatives

Payouts under the 2010 MIP with respect to 2014 Performance

Based on our 2014 financial results, the 2014 Incentive Pool Amount was $19.2 million, so that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott were eligible to receive full payout in February 2015 of their 2014 target incentive opportunities, aggregating to $5.5 million, under the 2010 MIP based on achievement of the financial performance goal, subject to reduction for individual performance. At its meeting on February 24, 2015, the Compensation Committee evaluated Alleghany’s overall corporate performance and the individual performance of Mr. Hicks, and Mr. Hicks’ recommendation regarding the individual performance of the other Named Executive Officers.

With respect to Mr. Hicks’ individual performance, the Compensation Committee noted the following achievements, among others, during 2014:

•	2014 growth in book value of 12.7%;

•	Growth in book value per share of 9.6% over a five-year period and growth in book value of 8.6% over a ten-year period;

•	Record underwriting results in 2014, with a consolidated underwriting profit of approximately $495 million;

•	Record earnings per share of $41.40 in 2014;

•	Improved underwriting results at CapSpecialty and PacificComp and

•	Benchmark outperformance by the parent company equity portfolio and fixed income portfolio during the year.

Regarding individual performance, Mr. Hicks’ recommendations reflected the achievement of individual objectives for Messrs. Brandon, Dalrymple and Sennott. For Mr. Brandon, the payout reflected the very profitable 2014 underwriting results at TransRe and RSUI, underwriting result improvements at CapSpecialty and PacificComp, support of TransRe for its third party capital initiatives and accomplishment of strategic initiatives at our (re)insurance subsidiaries. For Mr. Dalrymple, the payout reflected superior performance of his core responsibilities and achievement of his 2014 objectives, particularly with respect to CapSpecialty’s 2014 initiatives and plans, his legal support of TransRe’s strategic initiatives and the successful and efficient formalization of Alleghany’s private and public equity management operations. For Mr. Sennott, the payout reflected superior performance of his core responsibilities as well as achievement of his 2014 objectives, including improvements to Alleghany’s financial reporting, enhancements to the enterprise risk management process and the successful issuance of Alleghany long-term debt and refinancing of a portion of TransRe’s debt. For Mr. Gorham, the payout reflected the improved reporting process from outside bond managers, the successful implementation of a foreign exchange hedging capability, the deployment of assets into Ares-managed strategies and the establishment of investment guidelines for TransRe’s new London subsidiary.

Following the evaluations of Mr. Hicks and the other Named Executive Officers, the Compensation Committee authorized full payout of 2014 target annual bonus opportunities to Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott under the 2010 MIP, for an aggregate payout to them in the amount of approximately $5.5 million.

Long-Term Equity Based Incentive Compensation

In 2014, we made awards of long-term incentive compensation to our Named Executive Officers under the 2012 LTIP. Historically, long-term incentive awards have been made primarily in the form of performance shares and, in certain cases, shares of restricted stock and restricted stock units. Awards of performance shares under the 2012 LTIP are intended to provide a pay-for-performance component of compensation based upon the achievement of longer-term financial objectives focused on growth in book value per share. Awards of restricted stock or restricted stock units under the 2012 LTIP are intended to provide a retention component of compensation, the value of which is tied to the market price of our common stock.

Performance Shares

For the 2014-2017 award period, the Compensation Committee based the number of performance shares awarded to each Named Executive Officer upon a percentage of such officer’s 2014 salary divided by the average closing prices of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2014 salary were as follows:

	2014 Salary	Opportunity %	Opportunity $
Mr. Hicks	$1,000,000	400	$4,000,000
Mr. Brandon	800,000	300	2,400,000
Mr. Dalrymple	600,000	100	600,000
Mr. Gorham	600,000	40	240,000
Mr. Sennott	600,000	100	600,000

Total 2014 Performance Share Opportunities			$7,840,000

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officers on the accomplishment of our financial, strategic and operational objectives and competitive considerations. With respect to Mr. Hicks in particular, his 2014 performance share award reflected the Compensation Committee’s determination to further tie Mr. Hicks’ compensation to Alleghany’s financial performance and its views of the challenge of meeting the financial performance goals for the 2014-2017 award period in light of the current interest rate environment and (re)insurance market environment. The Compensation Committee had, in general, determined that increasing Mr. Hicks’ percentage opportunity for annual performance share awards was preferable for long-term retention purposes to the making of a significant one-time special equity-based award. For 2015 performance share awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2014.

In making performance share awards for the 2014-2017 period, the Compensation Committee took account of:

•	Alleghany’s financial objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks;

•	prevailing financial and economic conditions and uncertainties and

•	the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength.

Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2014-2017 period:

•

maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2012 LTIP) of 9% or more over the four-year award period ending December 31, 2017, as adjusted for stock dividends;

•

target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 7%, and payouts at 50% of the value of one share of common stock on the payout date if such growth equals 5%, with payouts for growth between the foregoing levels to be determined by straight line interpolation and

•	no payouts if such growth is less than 5%.

Restricted Stock Units

In 2014, long-term incentive opportunities for Mr. Dalrymple and Mr. Sennott included 759 restricted stock units, representing awards set at 50% of their respective base salaries, which cliff-vest four years from date of grant. These grants of restricted stock units are intended to further align Mr. Dalrymple’s and Mr. Sennott’s interests with those of our stockholders, while incenting the prudence desired in their roles as General Counsel and Chief Financial Officer in preserving stockholder value.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2014, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Deferred Compensation Plan

We credit an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is our intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Retirement Plan

Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Completion of fifteen years of service is required in order to receive a full benefit under the Retirement Plan. Effective December 31, 2013, the Retirement Plan was closed to new participants and no additional benefits for existing participants will accrue after such date. Any participant who was not vested in his or her accrued benefit as of December 31, 2013 will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Hedging and Pledging Policies

We maintain a policy on insider trading and compliance that prohibits our officers from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities they own. In addition, under such policy, officers are prohibited from pledging Alleghany securities as collateral.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for our Senior Vice Presidents, the multiple is three times base salary; and for our Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) awarded under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under Section 162(m) of the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and chief executive officer and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts.

The Compensation Committee believes that establishing appropriate compensation arrangements to retain and incent our executive officers best serves our interests and the interests of our stockholders. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. However, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The 2010 MIP permits the Compensation Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, or “qualifying awards,” and awards that are not intended to qualify as “performance-based” compensation, or “non-qualifying awards.” Consistent with the 2010 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Stock Awards and Non-Equity Incentive Plan columns of the Summary Compensation Table on page 52 paid to Messrs. Hicks, Brandon, Dalrymple and Gorham for

2014 and 2013 and to Messrs. Hicks, Brandon and Dalrymple for 2012 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, except for the restricted stock units awarded to Mr. Dalrymple in 2014 and 2013 and to Mr. Brandon in 2012. The cash bonus paid to Mr. Sennott for 2013 identified under the Bonus Column of the Summary Compensation Table does not qualify as “performance-based compensation” for purposes of Section 162(m). Mr. Sennott’s compensation reflected in the Summary Compensation Table for 2014 and 2013 and Mr. Gorham’s compensation reflected in the Summary Compensation Table for 2012 do not have to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code because a person serving as our chief financial officer at the end of a given year is not a “covered” employee for purposes of Section 162(m) of the Code for such year.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of our design and review of our group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether our risk management and incentive objectives are being met with respect to group-wide employee incentives. Our material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at our insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on pages 5 and 6. The Compensation Committee does not believe that risks arising from our group-wide compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on pages 34 and 35, our short and long-term incentive plans are capped at individual levels so as not to incent imprudent risk taking to achieve outsized payouts. In addition, our officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in our long-term success, and we have in place a compensation clawback policy applicable to our officers to further discourage imprudent risk taking. Further, we do not grant stock options to officers as we do not wish to reward or punish them for exogenous short-term market price movements. The managements of our insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and our strategy and risk tolerance, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of our Named Executive Officers during 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Weston M. Hicks	2014	$1,000,000		—	$3,959,904	$2,500,000	$2,914,467	$168,675	$10,543,046
President and chief executive officer	2013	1,250,000		—	3,983,966	2,000,000	—	213,759	7,447,725
	2012	1,250,000		—	2,514,334	2,062,500	1,259,316	245,581	7,331,731

Joseph P. Brandon	2014	800,000		—	2,376,099	1,600,000	254,392	135,071	5,165,562
Executive Vice President (6)	2013	1,000,000		—	2,124,755	1,200,000	337,805	167,907	4,830,467
	2012	821,970	(7)	—	10,521,105	1,200,000	338,632	4,174,312	17,056,019

Christopher K. Dalrymple	2014	600,000		—	890,402	600,000	702,363	100,232	2,892,997
Senior Vice President, General Counsel, and Secretary	2013	550,000		—	876,778	550,000	29,707	92,347	2,098,832
	2012	450,000		—	543,192	438,750	229,931	119,780	1,781,653

Roger B. Gorham	2014	600,000		—	237,258	240,000	373,171	100,692	1,551,121
Senior Vice President- Head of Fixed Income and Treasurer	2013	600,000		—	233,642	220,000	—	101,542	1,155,184
	2012	550,000		—	663,997	536,250	237,544	144,586	2,132,377

John L. Sennott, Jr.	2014	600,000		—	890,402	600,000	—	100,691	2,191,093
Senior Vice President and chief financial officer	2013	389,583	(8)	$180,000	1,357,448	550,000	—	65,971	2,543,002

(1)	Reflects a cash bonus paid to Mr. Sennott upon commencement of his employment with Alleghany.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers listed below under the 2007 LTIP and the 2012 LTIP, computed in accordance with ASC 718. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in the Form 10-K. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2014	2013	2012
Mr. Hicks	$5,939,856	$5,975,949	$3,771,502
Mr. Brandon	3,564,148	3,187,137	6,011,114
Mr. Dalrymple	890,597	876,423	814,788
Mr. Gorham	355,887	350,463	995,995
Mr. Sennott	890,597	2,036,173	—

For Mr. Brandon, the 2012 amount represents the grant date fair value of (i) 12,403 performance shares granted to him under the 2007 LTIP for all outstanding award periods at the date of grant on March 6, 2012, with a grant date fair value of $6,011,114 assuming payouts at maximum, (ii) 11,137 shares of fully-vested, non-forfeitable restricted common stock awarded to him under the 2007 LTIP pursuant to a success shares award agreement (the terms of which are described in more detail on page 58), with a grant date fair value of $3,598,365, and (iii) 9,023 restricted stock units granted to him under the 2007 LTIP pursuant to a restricted stock unit matching agreement (the terms of which are described in more detail on page 58), with a grant date fair value of $2,915,331.

For Mr. Dalrymple, the 2014 amount includes the grant date fair value of $296,670 of 759 restricted stock units awarded to him under the 2012 LTIP and the 2013 amount includes the grant date fair value of $292,496 of 825 restricted stock units awarded to him under the 2012 LTIP.

For Mr. Sennott, the 2014 amount includes the grant date fair value of $296,670 of 759 restricted stock units awarded to him under the 2012 LTIP and the 2013 amount represents the grant to him on April 15, 2013 of 3,540 performance shares under the 2012 LTIP for all outstanding award periods having a grant date fair value of $2,036,173 assuming payouts at maximum.

(3)	Represents cash incentive earned pursuant to awards under the 2010 MIP.

(4)	Reflects change in actuarial present value of pension benefits during 2014, 2013 and 2012. For Mr. Sennott, reflects that he is not a participant in the Retirement Plan. The actual change in pension value was negative in 2013 for Mr. Hicks and Mr. Gorham. However, SEC regulations do not allow for inclusion of negative pension amounts in the Summary Compensation Table. Change in actuarial present value of pension benefits is subject to many external variables, such as interest rates, that are not related to Alleghany performance. Therefore, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating compensation for comparative purposes, and believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon, Dalrymple and Gorham under “Change in Pension Value” on pages 56 and 57 and the discussion of accumulated pension benefits under “Pension Benefits” on pages 63 and 64 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.

(5)	All Other Compensation amounts reflect the following items:

Name	Year	Post-Retirement Medical Plan(a)	Life Insurance and Long-Term Disability(b)	Tax Reimbursement(c)	Savings Benefit(d)	Success Fee Arrangement(e)	Consulting Arrangement(f)	Total
Weston M. Hicks	2014	—	$8,500	$8,612	$151,563			$168,675
	2013	—	14,320	11,939	187,500	—	—	213,759
	2012	$35,218	13,320	11,105	185,938	—	—	245,581

Joseph P. Brandon	2014	—	7,220	6,601	121,250			135,071
	2013	—	10,260	7,647	150,000	—	—	167,907
	2012	146,033	6,437	4,797	117,045	$3,500,000	$400,000	4,174,312

Christopher K. Dalrymple	2014	—	5,508	5,036	89,688			100,232
	2013	—	6,000	4,472	81,875	—	—	92,347
	2012	43,031	5,550	4,136	67,063	—	—	119,780

Roger B. Gorham	2014	—	6,108	5,584	90,000			101,692
	2013	—	6,792	5,062	89,688	—	—	101,542
	2012	50,539	6,616	4,931	82,500	—	—	144,586

John L. Sennott, Jr.	2014	—	5,748	5,255	89,688			100,691
	2013	—	6,286	4,685	55,000	—	—	65,971

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented. No amount is shown with respect to 2014 and 2013 as the Post-Retirement Medical Plan was terminated effective September 30, 2013.

(b)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(d)	Reflects savings benefit amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 61 and 62 in the narrative accompanying the Nonqualified Deferred Compensation table.

(e)	Reflects the cash portion of a payout made to Mr. Brandon pursuant to a success shares award agreement (the terms of which are described in more detail on page 58).

(f)	Reflects cash compensation received by Mr. Brandon for the consulting services provided to Alleghany from January 1, 2012 to March 6, 2012 pursuant to a consulting arrangement entered into with Alleghany.

(6)	Mr. Brandon was named an Executive Vice President of Alleghany on March 6, 2012, upon the closing of the acquisition of TransRe. During the period from September 15, 2011 through the closing date, Mr. Brandon was engaged by Alleghany as a consultant.

(7)	Represents pro rata portion of 2012 annual base salary of $1,000,000, reflecting Mr. Brandon’s commencement of employment with Alleghany in March 2012.

(8)	Represents pro rata portion of 2013 annual base salary of $550,000, reflecting Mr. Sennott’s commencement of employment with Alleghany in April 2013.

Grants of Plan-Based Awards in 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Share of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards(4)
			Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	1/21/14	$2,500,000	5,066	10,131	15,196		$3,959,904
Joseph P. Brandon	1/21/14	1,600,000	3,039	6,079	9,118		2,376,099
Christopher K. Dalrymple	1/21/14	600,000	759	1,519	2,278		593,732
	1/21/14					759	296,670
Roger B. Gorham	1/21/14	240,000	303	607	910		237,258
John L. Sennott, Jr.	1/21/14	600,000	759	1,519	2,278		593,732
	1/21/14					759	296,670

(1)	Reflects the target annual incentive opportunity granted on January 21, 2014 to each of Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott. Payouts of such target amounts are subject to reduction to the extent that the aggregate amount of awards to all of them exceeds the 2014 Incentive Pool Amount and are also subject to decrease (but not increase) at the discretion of the Compensation Committee based upon its evaluation of Alleghany’s overall financial and operational performance and their individual performance.

(2)	Reflects the gross number of shares of common stock payable in connection with awards of performance shares for the 2014-2017 award period granted under the 2012 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 9% in the award period. If average annual compound growth in Book Value Per Share is less than 5%, none of these performance shares would be payable. The determination of average annual compound growth in Book Value Per Share for purposes of determining payouts of these awards is subject to adjustment for stock dividends.

(3)	Reflects the awards to each of Mr. Dalrymple and Mr. Sennott under the 2012 LTIP of restricted stock units that cliff vest on the four-year anniversary of the grant date.

(4)	Reflects the 2014 value of performance share awards for the 2014-2017 award period under the 2012 LTIP for the Named Executive Officer, computed in accordance with ASC 718, assuming payouts at target and shares of restricted common stock or restricted stock units awarded to each of Mr. Dalrymple and Mr. Sennott.

Narrative Discussion Relating to the Summary Compensation Table and

Grants of Plan-Based Awards Table

Change in Pension Value

Effective December 31, 2013, Alleghany’s Retirement Plan was closed to new participants and was “frozen” for existing participants so that no additional benefits would accrue after such date. Despite the freezing of the Retirement Plan, the Summary Compensation Table on page 52 may still show an increase or decrease in the value of our Named Executive Officers’ pension benefits. These changes in value are primarily driven by external variables, such as the discount rate, the mortality tables used and the passage of time. Set out below is a table showing the components of the change in pension value for years 2012-2014 for our Named Executive Officers who are participants in the Retirement Plan.

Name	Year	(Increase) Decrease in Discount Rate(1)	Change in Mortality Table(2)	Passage of Time/Age Increase(3)	Value of Benefits Accrued During the Year(4)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)
Weston M. Hicks	2014	$1,629,691	$862,795	$421,981	—	$2,914,467
	2013	(1,618,668)	—	386,857	—	(1,231,811)
	2012	880,771	—	378,545	—	1,259,316

Joseph P. Brandon	2014	146,869	73,701	33,822	—	254,392
	2013	(146,523)	—	13,545	$470,783	337,805
	2012	33,349	—	—	305,283	338,632

Christopher K. Dalrymple	2014	445,079	190,070	67,214	—	702,363
	2013	(438,285)		52,583	415,409	29,707
	2012	181,122		48,809	—	229,931

Roger B. Gorham	2014	274,499	—	98,672	—	373,171
	2013	(282,916)	—	86,783	—	(196,133)
	2012	150,602	—	86,942	—	237,544

(1)	For 2014, the discount rate used was 4%; for 2013, the discount rate used was 5%; and for 2012 the discount rate used was 4%.

(2)	For the Retirement Plan years ending in 2013 and 2012, Alleghany elected to use a mortality assumption based on tables prescribed by the Internal Revenue Service for funding purposes. For the Retirement Plan year ending 2014, Alleghany elected to change the mortality assumption to the RP 2014 base table with Scale MP -2014, which reflect updated mortality tables issued by the Society of Actuaries in October 2014.

(3)	Represents the change attributable to passage of time and increase in participant’s age.

(4)	Amounts for each of Mr. Brandon and Mr. Dalrymple reflect additional accruals as their projected full service benefit in the applicable Retirement Plan year was greater than the retirement benefit accrued by him at December 13, 2010 when the Compensation Committee amended the Retirement Plan by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. For additional detail in this regard, see pages 63 and 64.

(5)	Calculated in accordance with SEC rules governing preparation of the Summary Compensation Table on page 52 except for Mr. Hicks and Mr. Gorham in 2013 as SEC rules do not allow for inclusion of negative pension amounts in the Summary Compensation Table.

In order to show the effect that the year-over-year change in pension value had on total compensation, as reported in the Summary Compensation Table on page 52, and as determined under applicable SEC rules, the table below presents SEC total compensation and then SEC total compensation without pension value changes. The amounts reported in the SEC total without pension value changes are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns (but including the nonqualified deferred compensation earnings reported in that column, if any) from the amounts reported in the SEC Total column. The amounts reported in this column may differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column in the Summary Compensation Table on page 52.

Name	Year	SEC Total Compensation	SEC Total Compensation without Change in Pension Value
Mr. Hicks	2014	$10,543,046	$7,628,579
	2013	7,447,725	7,447,225
	2012	7,331,731	6,072,415

Mr. Brandon	2014	5,165,562	4,911,170
	2013	4,830,467	4,492,662
	2012	17,056,019	16,717,387

Mr. Dalrymple	2014	2,892,997	2,190,634
	2013	2,098,832	2,069,125
	2012	1,781,653	1,551,722

Mr. Gorham	2014	1,551,121	1,177,950
	2013	1,155,184	1,155,184
	2012	2,132,377	1,894,833

Mr. Sennott	2014	2,191,093	2,191,093
	2013	2,543,002	2,543,002

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement, Mr. Hicks’ salary is to be reviewed annually. In addition, if Mr. Hicks’ employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’ duties. “Total Disability” is defined as Mr. Hicks’ inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the TransRe acquisition, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.

•

If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Brandon’s duties. “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

•

Mr. Brandon and Alleghany entered into a success shares award agreement dated as of March 6, 2012, pursuant to which Mr. Brandon received an award (i) under the 2007 LTIP of 11,137 fully vested and non-forfeitable shares of common stock and (ii) a lump sum cash payment in the amount of $3.5 million. These shares are subject to restrictions upon transfer until the earliest to occur of (i) March 6, 2015, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the TransRe acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine within ten business days of the applicable vesting date. If Mr. Brandon is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year shall vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. If Mr. Brandon voluntarily terminates his employment or Alleghany terminates his employment for Cause, all unvested restricted units shall be forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon must maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon fails to do so, he will forfeit one restricted stock unit for each JPB Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time.

Letter Agreement with Mr. Gorham

Effective February 21, 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate to $1.2 million on a gross basis, payable in accordance with Alleghany’s normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. “Cause” is defined as conviction of a felony, willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof, or willful gross misconduct in connection with the performance of any of Mr. Gorham’s duties. “Total Disability” is defined as Mr. Gorham’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Weston M. Hicks	—		—	9,995	(1)	$4,684,786
	—		—	13,206	(2)	6,189,520
	—		—	16,656	(3)	7,900,004
	—		—	15,197	(4)	7,122,448

Joseph P. Brandon	—		—	5,582	(1)	2,615,993
	—		—	7,442	(2)	3,487,757
	6,316	(5)	$2,960,293	8,990	(3)	4,213,289
	—		—	9,119	(4)	4,273,750

Christopher K. Dalrymple	—		—	1,140	(1)	534,236
	—		—	2,853	(2)	1,337,173
	—		—	2,472	(3)	1,158,602
	825	(6)	292,496	2,279	(4)	1,067,910
	759	(6)	296,670	—		—

Roger B. Gorham	—		—	3,299	(1)	1,546,058
	—		—	3,488	(2)	1,634,556
	—		—	989	(3)	463,300
	—		—	911	(4)	426,742

John L. Sennott, Jr.	—		—	1,062	(1)	497,749
	—		—	1,593	(2)	746,623
	—		—	2,214	(3)	995,498
	—		—	2,279	(4)	1,067,910
	759	(6)	296,670	—		—

(1)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2014.

(2)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2015.

(3)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2016.

(4)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2017.

(5)	Restricted stock units granted under the 2007 LTIP which vest over a seven year period, with 15% vesting on each of the first six anniversaries of date of grant and 10% vesting on the seventh anniversary of the date of grant. The terms of this award are described in more detail on page 58.

(6)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on the fourth anniversary of the date of grant.

2014 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	11,437	$4,350,517
Joseph P. Brandon(2)	5,074	1,997,592
Christopher K. Dalrymple	1,101	417,422
Roger B. Gorham	3,650	1,383,825
John L. Sennott, Jr.	531	201,318

(1)	For each of Mr. Hicks, Brandon, Dalrymple, Gorham and Sennott, includes the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 25, 2014 with respect to the award period ending December 31, 2013. Payouts of such performance shares were made at 150% of target. The gross number of performance shares vested, and the form of payment, were as follows: Mr. Hicks, 11,475 shares with a dollar value of $4,350,517 (paid in the form of 5,069 shares of common stock and $2,428,707 in cash); Mr. Brandon, 3,721 shares with a dollar value of $1,410,743 (paid in cash); Mr. Dalrymple, 1,101 shares with a dollar value of $417,422 (paid in the form of 638 shares of common stock and $175,537 in cash); Mr. Gorham, 3,650 shares with a dollar value of $1,383,825 (paid in the form of 2,068 shares of common stock and $599,784 in cash) and Mr. Sennott, 531 shares with a dollar value of $201,318 (paid in the form of 334 shares of common stock and $74,689 in cash).

(2)	Includes 1,353 restricted stock units which vested on September 2, 2014 pursuant to the JPB Matching Grant Agreement. The dollar value of such restricted stock units was $586,849 (paid in the form of 539 shares of common stock and $353,141 in cash). The terms of this award are described in more detail on page 58.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Weston M. Hicks	$—	$151,563	$312,294	$(3,562)	$2,526,937
Joseph P. Brandon	—	121,250	10,174	(2,850)	396,768
Christopher K. Dalrymple	—	89,688	47,297	(2,108)	774,193
Roger B. Gorham	—	90,000	90,152	(2,115)	993,351
John L. Sennott, Jr.	—	89,688	15,306	(2,108)	157,151

(1)	Such amounts are included as a component of “All Other Compensation” for 2013 set forth in the Summary Compensation Table on page 52 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2013. Such amounts are not included in the Summary Compensation Table on page 52 as these amounts are not considered to be above-market interest.

The Deferred Compensation Plan, which was established in January 1982 and amended in January 2011, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All officers, including our Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment as an officer of Alleghany.

Under the Deferred Compensation Plan, each calendar quarter, we credit a book reserve account for each officer who is a participant at any time during such quarter with an amount equal to 3.75% of the officer’s base annual salary. This quarterly credit results in an annual credit of 15% of a participant’s base annual salary, which we refer to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with:

•	interest at the prime rate (the “Prime Rate Alternative”);

•	treated as though invested in common stock (the “Common Stock Alternative”); or

•	increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”).

In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the NYSE Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2014, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Mr. Brandon and Mr. Gorham elected to have the Prime Rate Alternative apply to their Savings Benefit Credit; Mr. Sennott elected the Common Stock Alternative to apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2007 LTIP or 2012 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	12	$11,354,082	—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	3	930,829	—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	13	2,046,650	—
Roger B. Gorham	Alleghany Corporation Retirement Plan	10	2,346,620	—
John L. Sennott, Jr.	Alleghany Corporation Retirement Plan	—	—	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2014 by the Named Executive Officers, based in part on (i) their years of service as of such date, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2014 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks, $1,000,000 for Mr. Brandon, $995,075 for Mr. Gorham and $459,167 for Mr. Dalrymple. The actuarial assumptions used to compute the present values are a discount rate of 4.00% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the 2015 Internal Revenue Service prescribed mortality tables for the current valuation year with separate tables for annuitants and non-annuitants.

(2)	Mr. Sennott commenced employment on April 16, 2013. In light of the expected amendment to the Retirement Plan which occurred in July 2013 and was effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected officers and who are designated as participants by the Board, including the Named Executive Officers. On July 16, 2013, the Board approved an amendment to the Retirement Plan effective December 31, 2013, whereby the Retirement Plan was closed to new participants and no additional benefit accruals would occur for existing participants after such date. Any participant who was not vested in his or her accrued benefit as of the freeze date will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires on reaching age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (ii) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

As of December 31, 2014, Mr. Hicks was age 58 and had 12 years of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2014, Messrs. Dalrymple and Gorham were under age 55, thus neither of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Mr. Dalrymple and Mr. Gorham had retired on December 31, 2014, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $1,017,858 for Mr. Dalrymple and $1,566,274 for Mr. Gorham. Mr. Brandon would not have been entitled to any retirement benefit if he had retired as of December 31, 2014 because he would not have had five years of service. As noted above, in anticipation of the closing of the Retirement Plan to new participants effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

Payments Upon Termination Of Employment

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2014:

Name	Severance under Employment Agreement(1)	Payments under Restricted Stock Unit Matching Grant Award(2)	Acceleration of Payment of Awards under 2007 and 2012 LTIP(3)	Acceleration of Payment of Awards under 2010 MIP(4)	Retirement Plan(5)	Deferred Compensation Plan(6)	Total
Weston M. Hicks	$1,000,000	—	$15,057,540	$2,500,000	$9,616,562	$2,526,937	$30,701,039
Joseph P. Brandon	1,000,000	$1,547,105	8,406,893	1,600,000	—	396,768	12,950,766
Christopher K. Dalrymple	—	—	2,383,394	600,000	1,385,073	774,193	5,142,660
Roger B. Gorham	1,200,000	—	1,822,442	240,000	1,692,485	993,351	5,948,278
John L. Sennott, Jr.	—	—	3,110,311	600,000	—	157,151	3,867,462

(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.

(2)	Reflects award amount payable to Mr. Brandon under his restricted stock unit matching grant award agreement if Mr. Brandon was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement). The terms of this restricted stock unit matching agreement are described on page 58.

(3)	Reflects payment on a pro rata basis of all outstanding LTIP awards, including amounts paid in February 2014 for the award period ending December 31, 2013, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects annual incentive earned in respect of 2013 under the 2010 MIP. These amounts, earned in respect of 2013 performance, were paid to the Named Executive Officers in February 2014 as reported in the Summary Compensation Table on page 52 and as described on page 47.

(5)	Reflects payment of vested pension benefits, computed as of December 31, 2013, under the Retirement Plan to Messrs. Hicks, Dalrymple and Gorham. Mr. Brandon was not vested in the Retirement Plan as of December 31, 2012 and Mr. Sennott is not a participant in the Retirement Plan. The determination of these pension benefits is described in more detail on pages 63 and 64. This amount does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to our Named Executive Officers.

(6)	Reflects the aggregate vested account balance at December 31, 2013 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, Mr. Hicks and Mr. Brandon would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on page 58, the restricted stock unit matching grant award agreement with Mr. Brandon provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of

Mr. Brandon’s death or Total Disability. In February 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as Alleghany’s chief executive officer in Mr. Brandon and Mr. Gorham’s cases, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment; although Mr. Brandon’s restricted stock unit matching agreement does provide that his holding requirement for JPB Owned Shares will lapse upon a change of control.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below.

2007 and 2012 LTIP

Awards under our 2007 LTIP and 2012 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2007 LTIP and 2012 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the December 31st immediately prior to date of termination, as determined by the Compensation Committee.

2010 MIP

Our 2010 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals.

Retirement Plan and Deferred Compensation Plan

Additional payments upon any termination of employment would be made under our Retirement Plan, as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. Termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 63 and 64, and information with respect to the Deferred Compensation Plan is set forth on pages 61 and 62.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board; and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting.

In accordance with SEC Rule 14a-8, in order for any proposal of a stockholder to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2016 Annual Meeting of Stockholders, scheduled for Friday, April 22, 2016, the proposal must be received by the Secretary of Alleghany by November 17, 2015.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany, submitting a new proper proxy dated later than the date of the revoked proxy, or by appearance at the 2015 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2015 Annual Meeting.

Solicitation of proxies will be made by mail, courier, telephone, facsimile or e-mail and, to the extent necessary, by personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,000 plus expenses.

EXHIBIT A

ALLEGHANY CORPORATION

2015 DIRECTORS’ STOCK PLAN

1. PURPOSE. This Alleghany Corporation 2015 Directors’ Stock Plan (the “Plan”) has been adopted by the Board of Directors (the “Board”) of Alleghany Corporation (the “Company”). The purpose of the Plan is to advance the interests of the Company and its stockholders by attracting and retaining highly qualified individuals to serve as members of the Board who are not employees of the Company or any of its subsidiaries, and to encourage them to increase their stock ownership in order to promote long-term stockholder value through ownership of the common stock, $1.00 par value, of the Company (“Common Stock”). The purpose of the Plan will be accomplished through the grant of shares of Common Stock subject to the potential forfeiture and restrictions on transfer in Section 4 (“Restricted Stock”) or notional units of measurement, each equivalent to one share of Common Stock (“Restricted Stock Units”) or any combination thereof pursuant to the terms hereof.

2. ADMINISTRATION. The Plan shall be administered by the Board or a duly appointed committee thereof. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include, without limitation, the authority (within the limitations described herein) to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan shall be final and conclusive. The Board may authorize any one or more of its members or any officer of the Company to exercise the Board’s power over the day-to-day administration of the Plan, including executing and delivering documents on behalf of the Company.

3. ANNUAL EQUITY GRANTS. Each year, as of the first business day following the conclusion of the Company’s annual meeting of stockholders (the “Annual Meeting”), each individual who was elected, reelected or continues as a member of the Board and who is not an employee of the Company or any subsidiary (a “Non-Employee Director”) shall automatically be granted either (x) such number of shares of Restricted Stock equal to $130,000 (or such higher amount as shall be determined by the Board from time to time) divided by the 30-Day Average Value (as defined below) of one share of Common Stock on the grant date or (y) if elected by the Non-Employee Director in accordance with Section 5(a), such number of Restricted Stock Units equal to $130,000 (or such higher amount as shall be determined by the Board from time to time) divided by the 30-Day Average Value of one share of Common Stock on the grant date, subject to payment as provided in Section 5. “30-Day Average Value” shall mean, with respect to any date, the average of the closing sales prices of the Common Stock on the 30 consecutive trading days preceding the grant date as reported on the stock exchange or market on which the Common Stock is primarily traded. In the event that an individual is appointed as a member of the Board after an Annual Meeting and at such time is a Non-Employee Director (an “Appointed Director”), such Appointed Director shall automatically be granted Restricted Stock (or if elected by such Appointed Director as provided herein, Restricted Stock Units) as of the date he is appointed to the Board (the “Appointment Date”), as to that number of whole shares of Restricted Stock or Restricted Stock Units (with any fractional share rounded up) as is equal to (a) the number of shares of Restricted Stock or Restricted Stock Units that would have been granted pursuant to the applicable award that the Appointed Director would have received had he been elected at the immediately preceding Annual Meeting (as such number was adjusted pursuant to Section 7 hereof since the immediately preceding Annual Meeting), times (b) the ratio which the number of days from the Appointment Date until the next Annual Meeting bears to 365.

4. RESTRICTED STOCK.

(a) Restricted Stock granted under the Plan shall be issued for no consideration, but the Restricted Stock shall be forfeited to the Company (without the payment of any consideration) if the Non-Employee Director resigns from the Board prior to the Next Annual Meeting. In the event that a Non-Employee Director previously granted Restricted Stock shall terminate service as a Non-Employee director due to death or disability prior to the vesting thereof, the Board may in its sole discretion determine to vest such shares of Restricted Stock, in full or in part. In addition, Restricted Stock shall not be sold, assigned, pledged or transferred to any person until the third anniversary of the date the Restricted Stock is granted or, in the case of Restricted Stock granted to an Appointed Director upon his appointment, the third anniversary of the first business day that followed the Annual Meeting immediately preceding his appointment; provided that, in any case, the Restricted Stock shall automatically cease to be subject to the foregoing restrictions on sale, assignment, pledge or transfer upon the Non-Employee Director’s death prior to the Next Annual Meeting or, subsequent to the Next Annual Meeting, upon the date the Non-Employee Director ceases to be a director for any reason. Notwithstanding anything contained herein to the contrary, upon a Change in Control of the Company (as defined below), all restrictions on sale, assignment, pledge or transfer on shares of Restricted Stock (or shares that were previously Restricted Stock) shall lapse and be of no further force or effect.

(b) The Non-Employee Director to whom Restricted Stock is issued will have the customary rights of a stockholder with respect to such shares of Common Stock, including the right to vote the shares of Common Stock and to receive dividends paid thereon. Prior to the date the Restricted Stock ceases to be subject to the restrictions on sale, assignment, pledge or transfer in Section 4(a), dividends paid on such Common Stock in the form of additional shares of Common Stock or as securities or other property shall be subject to the same risk of forfeiture and other restrictions as the underlying shares of Common Stock with respect to which the dividend was paid.

(c) Any Restricted Stock issued under the Plan may be evidenced in such manner as the Board in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or by the issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Non-Employee Director, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

5. RESTRICTED STOCK UNITS.

(a) To elect to be granted Restricted Stock Units in lieu of the automatic grant of Restricted Stock, a Non-Employee Director must affirmatively elect (an “Election”) to receive such Restricted Stock Units on or before the December 31st preceding the Annual Meeting in respect of which the automatic grant of Restricted Stock would otherwise be made; provided, however, that (i) a Non-Employee Director who is newly elected as a director at an Annual Meeting may make his Election before the date of such Annual Meeting at which the Non-Employee Director was first elected as a director and (ii) an Appointed Director may make his Election with respect to (x) the grant of Restricted Stock to be received at the next Annual Meeting on or before the later of (A) the date of the meeting of the Board at which he was appointed as a director or (B) the December 31st preceding that next Annual Meeting, and (y) the Restricted Stock to be received upon his appointment as a director, on or before the date of the meeting of the Board at which he was appointed as a director. Each Election shall be irrevocable after the last date that such Election may be made. Each Election to receive Restricted Stock Units may also include an election specifying the date or dates and/or event or events for the payment in respect of such Restricted Stock Units (each such date or dates and/or event or events being referred to herein as a “Payment Date”); provided that any Payment Date elected may not specify a date or event for payment that is prior to the third anniversary of the date such Restricted Stock Units are granted or, in the case of Restricted Stock Units granted to an Appointed Director upon his appointment, prior to the third anniversary of the first business day that followed the Annual Meeting that immediately preceded his appointment (in either case, other than a Payment Date that provides for payment when the Non-Employee Director ceases to be a member of the Board). Each Payment Date: (i) specified as a calendar date must be January 1st and (ii) specified as an event shall be deemed to be the January 1st coinciding with or next following the specified event. A Non-Employee Director’s Election may provide that such Election shall remain in effect until revoked (which revocation must be made on or before the December 31st preceding the Annual Meeting at which such revocation is to take effect) with respect to all subsequently granted Restricted Stock Units.

(b) The Company shall establish and maintain a separate unfunded, bookkeeping account to which the Restricted Stock Units granted to a Non-Employee Director shall be credited (an “Account”), which Account shall reflect the investment experience that the Account would have had if such Account held whole or fractional shares of Common Stock equal to the number of whole or fractional Restricted Stock Units credited to the Account. A separate sub-Account shall be created to identify each grant of Restricted Stock Units for purposes of applying the provisions of the Plan. The Account (and each sub-Account) shall exist solely for record keeping purposes and shall not represent any actual interest in any shares of Common Stock. The right of any Non-Employee Director to receive payments in respect of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. If any cash or stock dividends are paid on the shares of Common Stock represented by the Restricted Stock Units during the period between the date such Restricted Stock Units are granted and the Payment Date with respect to such Restricted Stock Units, then additional whole or fractional Restricted Stock Units shall be credited to the Non-Employee Director’s Account. Such credit shall be made as of the applicable dividend payment date. The number of whole or fractional Restricted Stock Units credited as a result of any cash dividends shall be determined by dividing (a) the aggregate dollar amount of the cash dividends by (b) the Fair Market Value of a share of Common Stock on the dividend payment date. For purposes of the Plan, Fair Market Value is the closing sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the closing sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded. The additional whole and/or fractional Restricted Stock Units acquired with any cash or stock dividends shall be payable at the same time as the Restricted Stock Units representing the shares of Common Stock giving rise to the dividends. Notwithstanding anything contained herein or in any Election or Amended Election (as hereinafter defined) made by a Non-Employee Director to the contrary, if a Non-Employee Director resigns prior to the Next Annual Meeting following the date the Restricted Stock Units were granted, such Restricted Stock Units shall be forfeited. In the event that a Non-Employee Director previously awarded or granted Restricted Stock Units shall terminate service as a Non-Employee director due to death or disability prior to the vesting thereof, the Board may in its sole discretion determine to vest such Restricted Stock Units, in full or in part, with settlement of such vested Restricted Stock Units to be determined in accordance with the Non-Employee Director’s Election. Notwithstanding anything contained herein to the contrary, upon a Change in Control of the Company, all restrictions on sale, assignment, pledge or transfer on shares underlying Restricted Stock Units shall lapse and be of no further force or effect.

(c) All payments in respect of whole Restricted Stock Units shall be made in the form of whole shares of Common Stock and any fractional Restricted Stock Unit shall be paid in cash based upon the Fair Market Value of the equivalent fraction of a share of Common Stock. Unless a Non-Employee Director’s Election provides otherwise, the Payment Date in respect of the Restricted Stock Units credited to a Non-Employee Director’s Account shall be the date that is the third anniversary of the date such Restricted Stock Units were granted or, in the case of Restricted Stock Units granted to an Appointed Director upon his appointment, the date that is the third anniversary of the first business day that followed the Annual Meeting that immediately preceded his appointment. Notwithstanding the foregoing or any Election or Amended Election made by a Non-Employee Director, if a Non-Employee Director dies, all Restricted Stock Units remaining in the Non-Employee Director’s Account shall be paid to the individual or entity designated by the Non-Employee Director in writing and filed with the Company (and if the Non-Employee Director did not designate a beneficiary or such designated beneficiary predeceases the Non-Employee Director, the Non-Employee Director’s beneficiary shall be the Non-Employee Director’s spouse, if any, or if none, his/her estate). All payments in respect of Restricted Stock Units shall be made as promptly as possible following the Payment Date and in any event, on or before the last day of the calendar year in which the Payment Date occurs.

(d) At least twelve months prior to the Payment Date with respect to any Restricted Stock Units, a Non-Employee Director may elect (an “Amended Election”) to defer distribution of all or any number of such Restricted Stock Units credited to his/her Account to a date occurring after the original Payment Date; provided, however, that (a) such Amended Election will not take effect for at least 12 months after the date on which it is made and (b) the distribution in respect of the Restricted Stock Units with respect to which the Amended Election is made must be at least 5 years from the original Payment Date. A Non-Employee Director’s Amended Election may otherwise provide for distribution at any time as could have been elected under an original Election.

(e) All Elections and Amended Elections shall be in writing and shall be effective on and when received by the Company pursuant to procedures established by the Board from time to time. An Amended Election when received pursuant to such procedures is irrevocable when received.

(f) No Restricted Stock Units shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Non-Employee Director to, any party, nor shall any Restricted Stock Units be assignable or transferable by the recipient thereof.

6. AVAILABLE SHARES OF COMMON STOCK. There may be issued under the Plan as Restricted Stock or as Restricted Stock Units granted in lieu of Restricted Stock, including any Restricted Stock or Restricted Stock Units in respect of dividends thereon an aggregate of not more than 60,000 shares of Common Stock, subject to adjustment as provided in Section 7.

7. DILUTION AND OTHER ADJUSTMENTS. In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the number or kind of shares or other property (including cash) that may be issued or delivered under the Plan, the number of Restricted Stock and Restricted Stock Units annually granted pursuant to Section 3 and granted in the aggregate under Section 6 shall be automatically adjusted, in the manner determined by the Board in its sole discretion, to give effect to the occurrence of such event so that the proportionate interest of the Non-Employee Director (and any person succeeding to such Non-Employee Director’s rights pursuant to the Plan) shall be maintained as before the occurrence of such event, and such adjustment shall be conclusive and binding for all purposes of the Plan.

8. AMENDMENT OR TERMINATION. The Board, without the consent of any Non-Employee Director, may at any time terminate or from time to time amend the Plan in whole or in part, including, without limitation, to increase or decrease the number of shares of Common Stock granted as Restricted Stock or as Restricted Stock Units in Section 3; provided, however, that no such action shall adversely affect any rights or obligations with respect to Restricted Stock or Restricted Stock Units previously granted under the Plan; and provided, further, that no amendment, without further approval by the stockholders of the Company in accordance with Section 10 below, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7), (ii) extend the period during which Restricted Stock or Restricted Stock Units may be granted under the Plan as set forth in Section 10, or (iii) modify the requirements for eligibility to participate in the Plan.

9. MISCELLANEOUS PROVISIONS.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company’s stockholders or to limit the rights of the stockholders to remove any director. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted Restricted Stock or Restricted Stock Units under the Plan.

(b) The Company shall have the right to require, prior to the issuance of any shares of Common Stock pursuant to the Plan, the payment of, or provision by, a Non-Employee Director of any taxes required by law to be withheld with respect to the issuance of such shares or otherwise. The Board shall be authorized to establish procedures for elections by Non-Employee Directors to satisfy such withholding taxes by delivery of, or directing the Company to retain, shares of Common Stock.

(c) The obligation of the Company to issue shares of Common Stock as Restricted Stock or in settlement of Restricted Stock Units shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company shall endeavor to satisfy all such requirements in such a manner as to permit at all times the issuance and delivery of shares of Common Stock as Restricted Stock and in settlement of Restricted Stock Units.

(d) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

(e) Shares of Common Stock issued under the Plan may be original issue shares of Common Stock, treasury stock, shares of Common Stock purchased in the open market or otherwise.

(f) The Plan is intended to be operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of the Plan is subject to more than one interpretation, then the Plan shall be interpreted in a manner that is consistent with Section 409A.

10. EFFECTIVE DATE; TERM. The Plan is effective when approved by the Company’s stockholders at the annual meeting of stockholders held in the 2015 calendar year by an affirmative vote of a majority of the votes cast on the proposal at such meeting. The Plan shall terminate immediately preceding the seventh annual meeting of stockholders following the annual meeting at which the Plan becomes effective, unless sooner terminated by action of the Board. No Restricted Stock or Restricted Stock Unit may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Restricted Stock or Restricted Stock Unit theretofore granted.

11. LAW GOVERNING. The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware, but without regard to the conflict laws of the State of Delaware.

12. DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 12(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or subsidiaries or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (ii) and (iii);

(b) Any time at which individuals who, as of the date immediately following the date of stockholder approval of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date immediately following the date of stockholder approval of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

EXHIBIT B

ALLEGHANY CORPORATION

2015 MANAGEMENT INCENTIVE PLAN

1. PURPOSE OF THE PLAN. The purpose of the Alleghany Corporation 2015 Management Incentive Plan (the “Plan”) is to allow Alleghany Corporation (the “Company”) to provide incentive compensation bonuses (“Incentive Bonuses”) to its officers, upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The Plan provides for the award of both Incentive Bonuses that are intended to satisfy the requirements for performance-based compensation (“Qualifying Incentives”) in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), and Incentive Bonuses that are not intended to satisfy such requirements (“Non-Qualifying Incentives”).

2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the exclusive authority to (i) select the officers to participate in the Plan, (ii) establish performance goals for Incentive Bonuses, including without limitation, any target, threshold or other level of performance that must be achieved to earn an Incentive Bonus, (iii) determine whether Incentive Bonuses will be Qualifying Incentives or Non-Qualifying Incentives, (iv) establish each Participant’s Incentive Bonus opportunity (or range thereof), (v) determine the amount of the Incentive Bonus payable to any Participant, and (vi) make all other determinations and take all other actions necessary or appropriate for the proper administration and operation of the Plan. Any determination by the Committee on any matter relating to the Plan shall be made in its sole discretion and need not be uniform among Participants. The Committee’s interpretation of the Plan shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any Participant.

3. ELIGIBILITY. Incentive Bonuses under the Plan may be paid to those officers (including officers who are directors) of the Company who shall be selected by the Committee to participate in the Plan after consideration of management’s recommendations (the “Participants”). Participants may receive multiple Incentive Bonuses during the same year under the Plan.

4. PERFORMANCE PERIODS. Qualifying Incentives shall be payable to a Participant as a result of the satisfaction of performance goals in respect of the calendar year or such other period, not to be less than six months, as is selected by the Committee (a “Performance Period”). Non-Qualifying Incentives may be payable to a Participant as a result of the satisfaction of performance goals in respect of a Performance Period or as a result of the achievement of an individual objective or result, as determined by the Committee in its sole discretion.

5. INCENTIVE BONUSES.

(a) Incentive Bonuses. The Committee, in its sole discretion, may grant Incentive Bonuses to any Participant, which Incentive Bonuses may be Qualifying Incentives or Non-Qualifying Incentives. A Participant may be granted one or more Qualifying Incentives or Non-Qualifying Incentives in respect of the same Performance Period and may be granted both Qualifying Incentives and Non-Qualifying Incentives at the same time or in respect of the same Performance Period. Notwithstanding the foregoing, the grant or payment of any Non-Qualifying Incentive shall not be made contingent on the failure to earn any Qualifying Incentive.

(b) Qualifying Incentives. Incentive Bonuses granted to any Participant who is a “covered employee” (as defined in Section 162(m) of the Code) for that Performance Period shall be a Qualifying Incentive unless otherwise determined by the Committee in its sole discretion. The right to receive (or retain) any Qualifying Incentive shall be conditional upon the achievement of one or more performance goals established by the Committee in writing at the time such award is granted. Prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by Section 162(m) of the Code, the Committee shall establish in writing (i) the performance goal or goals (as described in Section 5(c)), upon which a Participant’s Qualifying Incentive shall be based and (ii) after consideration of management’s recommendations, the target (or range of) Qualifying Incentive opportunity for each Participant based upon the attainment of such performance goal or goals. The Committee may provide for a threshold level of performance below which no amount of a Qualifying Incentive will be paid and a maximum level of performance above which no additional Qualifying Incentive will be paid, and it may provide for the payment of differing amounts for different levels of performance. The Committee may provide that a Qualifying Incentive shall be determined as an amount or a percentage of a specified incentive pool based upon operating income, cash flow, earnings before income taxes, net income or other measures constituting a performance goal (as described in Section 5(c)), with such adjustments or exclusions as the Committee may determine; provided, however, that if the payment to a Participant of the Qualifying Incentive is based upon the attainment of one or more performance goals (as described in Section 5(c)) established by the Committee, the Committee may determine the amount of the incentive pool by reference to any measure (whether or not constituting a performance goal as described in Section 5(c)) as the Committee deems appropriate. The total amount or percentage of the incentive pool awarded to Participants shall not exceed 100% of the incentive pool, and the amount paid to any Participant from such incentive pool shall not be increased by any amount not paid to any other Participant.

(c) Qualifying Incentive Performance Goals. Performance goals, which may vary from Participant to Participant and from Qualifying Incentive opportunity to Qualifying Incentive opportunity, shall be based upon the attainment of specific amounts or percentages of, or increases or decreases in, one or more of the following: revenues; operating income; net operating income; cash flow; earnings before income taxes; net income; earnings per share; stockholders’ equity; return or net return on assets or net assets, investments, capital or equity; share price; share price appreciation; underwriting profits; gross or net premiums written; net premiums earned; compound growth in net loss and loss adjustment expense reserves; loss ratio or combined ratio of the Company’s insurance businesses; operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets; business expansion goals; goals relating to acquisitions or divestitures; and productivity improvements, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.

Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any subsidiary (or any business unit thereof) and/or the past or current performance of other companies or indexes, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, including without limitation, catastrophe losses, realized gains or losses on strategic investments, acquisitions and divestitures, currency fluctuations, discontinued operations, extraordinary items whether of income or expense, accounting and tax changes, and any unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.

(d) Qualifying Incentive Determination. As soon as practicable after the end of each Performance Period but before any Qualifying Incentives are paid, the Committee shall certify in writing (i) whether the performance goal or goals were attained and (ii) the amount of the Qualifying Incentive payable to each Participant based upon the attainment of the performance goal or goals established by the Committee. The Committee may determine to grant a Participant a Qualifying Incentive equal to, but not in excess of, the amount specified in the foregoing certification. The Committee may also reduce or eliminate the amount of any Qualifying Incentive of any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Committee. Under no circumstances may the Committee increase the amount of the Qualifying Incentive otherwise payable to a Participant beyond the amount originally established, waive the attainment of the performance goals established by the Committee for purposes of qualifying and Incentive Bonus as a Qualifying Incentive under Section 162(m) of the Code or otherwise exercise its discretion so as to cause any Qualifying Incentive not to qualify as performance-based compensation under Section 162(m) of the Code.

(e) Non-Qualifying Incentives. A Non-Qualifying Incentive may be awarded by the Committee to any Participant (including covered employees) at any time before, during or following the completion of any Performance Period and may, but need not, be conditioned upon the achievement of any performance goals established by the Committee. The Committee may increase, decrease or eliminate the amount of any Non-Qualifying Incentive awarded to any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain or achieve, any performance goals or specified personal goals established by the Committee or management, and the Committee may waive the attainment of or modify the terms of any performance or personal goals established by the Committee or management or otherwise exercise its discretion in any manner with respect to any Non-Qualifying Incentive.

6. OTHER TERMS OF INCENTIVE BONUSES

(a) Death or Disability. In the event that a Participant previously awarded or granted an Incentive Bonus shall die or become disabled prior to the completion of the Performance Period with respect to such Incentive Bonus, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive such amount, if any, of the Incentive Bonus granted or awarded to the Participant as shall be determined by the Committee in its sole discretion. Nothing contained herein shall preclude the Committee, in its sole discretion, from granting a Non-Qualifying Incentive to any Participant in respect of the Participant’s employment by the Company prior to such Participant’s death or disability.

(b) Other Terminations of Employment. If a Participant’s employment terminates prior to the end of a Performance Period for any reason other than death or disability, the Participant shall not be entitled to receive any Qualifying Incentive established for the Participant; provided, however, that if the performance goals applicable to such Qualifying Incentive are achieved and certified by the Committee (in accordance with Section 5(d)), the Committee, in its discretion, may determine that the Participant shall be entitled to receive all or any part of the Qualifying Incentive that would be payable to the Participant based upon the achievement of those performance goals. If a Participant previously granted a Non-Qualifying Incentive terminates employment for any reason (other than death or disability), the Committee, in its sole discretion, may determine that such Participant is entitled to receive payment of all or any portion of such Non-Qualifying Incentive.

(c) Payment. As soon as practicable following the Committee’s determination of the amount of any Qualifying Incentive payable to a Participant (in accordance with Section 5(d)), but no later than March 15th of such year, such Qualifying Incentive shall be paid by the Company in cash to such Participant. A Non-Qualifying Incentive shall be paid in cash promptly (and in any event within two and one-half months) following the date for payment specified by the Committee at the time a Non-Qualifying Incentive is granted. Notwithstanding the foregoing, if the Committee, in its sole discretion, determines that a Participant who died or became disabled shall be entitled to receive an Incentive Bonus, then such Incentive Bonus shall be paid to such Participant (or in the event of the Participant’s death, the Participant’s beneficiary) in cash promptly following the date for payment specified by the Committee at the time the Incentive Bonus is determined by the Committee, but in no event later than March 15th of the year following the year in which such death or disability occurred. Nothing contained in this Plan shall require the acceleration of the time of payment of any Incentive Bonus that the Participant has elected to defer under any deferred compensation plan or arrangement of the Company.

(d) Annual Maximum. The Qualifying Incentives, individually or in the aggregate, that could be payable to any Participant pursuant to the Plan in any single calendar year shall not exceed $5 million.

7. DILUTION AND OTHER ADJUSTMENTS.

To the extent that a performance goal is based on, or calculated with respect to, the Company’s common stock (such as earnings per share, book value per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such performance goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

8. MISCELLANEOUS PROVISIONS.

(a) No Right to Incentive Bonus. Notwithstanding anything contained herein to the contrary, no officer or other person shall have any claim or legally binding right to be paid any Incentive Bonus awarded or granted under the Plan prior to the actual payment thereof, and any Participant who terminates employment (other than due to death or disability) prior to the payment of an Incentive Bonus shall forfeit any right to receive such Incentive Bonus, regardless of the terms of any award or grant or any prior determination by the Committee.

(b) No Assurance of Employment. Neither the establishment of the Plan nor any action taken thereunder shall be construed as giving any officer or other person any right to be retained in the employ of the Company.

(c) Withholding Taxes. The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

(d) No Transfers or Assignments. No Incentive Bonus under the Plan nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company or any subsidiary), except, in the event of the Participant’s death, to his designated beneficiary as hereinafter provided.

(e) Beneficiary. Any payments on account of an Incentive Bonus payable under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Company or in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(f) Non-exclusivity of Plan. Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board of Directors of the Company, the Company or any subsidiary to establish any other annual or other incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

9. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment with respect to the terms of the Plan relating to the ability to grant awards that constitute, or affect, Qualifying Incentives that would require the approval of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such approval.

10. LAW GOVERNING. The validity and construction of the Plan shall be governed by the laws of the State of Delaware, but without regard to the conflict laws of the State of Delaware.

11. EFFECTIVE DATE. The Plan shall be effective when approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

ALLEGHANY CORPORATION
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
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• Go to www.envisionreports.com/YAL.
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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on April 24, 2015.

Alleghany Corporation Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors
		For	Against	Abstain		For	Against	Abstain	+
	1a - John G. Foos	☐	☐	☐	1b - William K. Lavin	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
	1c - Phillip M. Martineau	☐	☐	☐	1d - Raymond L.M. Wong	☐	☐	☐

		For	Against	Abstain
2.	Approval of 2015 Directors’ Stock Plan Proposal to approve the Alleghany Corporation 2015 Directors’ Stock Plan.	☐	☐	☐
		For	Against	Abstain
3.	Approval of 2015 Management Incentive Plan Proposal to approve the Alleghany Corporation 2015 Management Incentive Plan.	☐	☐	☐
		For	Against	Abstain
4.	Ratification of Independent Registered Public Accounting Firm Ratification of appointment of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for fiscal 2015.	☐	☐	☐
		For	Against	Abstain
5.	Say-on-Pay Advisory vote to approve the compensation of the named executive officers of Alleghany Corporation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

01ZNTC

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2015 Annual Meeting of Stockholders to be Held on April 24, 2015.

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2014 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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PROXY — ALLEGHANY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLEGHANY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2015

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the offices of Transatlantic Reinsurance Holdings, Inc., One Liberty Plaza, 17th Floor, New York, New York, on Friday, April 24, 2015 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+